Execution Copy


[GRAPHIC OMITTED]




                               SERVICES AGREEMENT



                                     between


                          TXU ELECTRIC DELIVERY COMPANY



                                       and


                     SYSTEMS Group Government Services, Inc.




                             Dated November 12, 2004







[GRAPHIC OMITTED]








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                                                                 Execution Copy


         This SERVICES AGREEMENT, dated November 12, 2004 (the "Agreement Date"), is between TXU ELECTRIC DELIVERY COMPANY, a Texas corporation ("TXU"), and SYSTEMS Group Government Services, Inc., a Delaware corporation doing business as Silver Star Protective Services ("Service Provider").



                              W I T N E S S E T H:
                              - - - - - - - - - -


         WHEREAS, Service Provider submitted its proposal to provide certain corporate investigative and security services to TXU, dated October 20, 2004, as supplemented thereafter and as set forth as Exhibit 15 (the "Proposal");

         WHEREAS, based on the Proposal, TXU and Service Provider have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship described in this Agreement;

         WHEREAS, Service Provider desires to provide to TXU, and TXU desires to obtain from Service Provider, the corporate investigative and security services and related services described in this Agreement on the terms and conditions set forth in this Agreement; and

         WHEREAS, Service Provider is an expert in providing the corporate investigative and security services and related services described in this Agreement, Service Provider is recognized as a leader in the field and TXU is relying on Service Provider's expertise in fulfilling the obligations undertaken herein.

         NOW, THEREFORE, for and in consideration of the agreements set forth below, TXU and Service Provider agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

Section 1.01      Definitions.
                  -----------

         The following defined terms used in this Agreement shall have the meanings specified below:

         "Affected Employees" shall mean those employees of TXU specified in
Exhibit 12.

         "Affiliate" shall mean, as to any entity, any other entity that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such first entity; as used herein entity shall mean any company, partnership, joint venture or other form of enterprise, domestic or foreign.

         "Agreement" shall mean this Services Agreement between TXU and Service Provider.

         "Agreement Date" shall have the meaning set forth in the preamble.

         "Assets" shall mean the assets described in Exhibit 16.
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         "Assigned Contracts" shall mean the third party contracts specified in
Exhibit 8 that are assigned, in whole or in part, to Service Provider.

         "Assistance Event" shall mean an insourcing, resourcing or termination under, or the expiration of, this Agreement.

         "At Risk Amount" shall have the meaning set forth in Exhibit 2.

         "Bankruptcy Code" shall have the meaning set forth in Section 23.06(b).

         "Benchmark Results" shall mean the final written results of the Benchmarking Process delivered by the Benchmarker to TXU and Service Provider, including any supporting documentation requested by TXU or Service Provider to analyze the results of the Benchmarking Process.

         "Benchmark Review Period" shall mean the 30-day period following receipt by TXU and Service Provider of the Benchmark Results.

         "Benchmarker" shall mean the third party designated by TXU upon 30 days' notice to Service Provider to conduct the Benchmarking Process.

         "Benchmarking Process" shall mean the objective measurement and comparison process (utilizing baselines and industry standards agreed upon by TXU and Service Provider) established by TXU and Service Provider to measure the performance of Service Provider, including the cost, quality and availability of the Services.

         "Change Control Procedures" shall mean the written change control procedures applicable to Material Changes.

         "Change in Control" shall mean the (a) consolidation or merger of a Party with or into any entity (other than the consolidation or merger of a Party with an Affiliate of such Party in which such Party is the surviving entity of such consolidation or merger), (b) sale, transfer or other disposition of all or substantially all of the assets of a Party in one transaction or a series of related transactions or (c) acquisition by any entity, or group of entities acting in concert, of beneficial ownership (as defined in Rule 13d-3 of the Securities Act of 1934) or voting control of 50% or more (or such lesser percentage that constitutes Control) of the outstanding voting securities or other ownership interests of a Party.

         "Confidential Information" of TXU or Service Provider, as applicable, shall mean all information and data (regardless of form) of TXU and Service Provider, respectively, whether disclosed to or accessed by TXU or Service Provider in connection with this Agreement, including (a) with respect to TXU, all TXU Data and all information of TXU and TXU Agents or their customers, suppliers, contractors, licensees, franchisees, distributors, retailers and other third parties doing business with TXU and (b) with respect to TXU and Service Provider, the terms of this Agreement and any information developed by reference to or use of TXU's or Service Provider's information; provided, however, that except to the extent otherwise provided by Law, the term "Confidential Information" shall not include information that (1) is independently developed by the recipient, as demonstrated by the recipient's written records, without violating the disclosing Party's rights, (2) is or becomes publicly known (other than through unauthorized disclosure by or through a Party), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) was already known by the
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recipient at the time of disclosure, as demonstrated by the recipient's written records, and the recipient has no obligation of confidentiality with respect to said information other than pursuant to this Agreement or any confidentiality agreements between TXU and Service Provider entered into before the Agreement Date with respect to said information or (5) is rightfully received by a Party free of any obligation of confidentiality, provided that (i) such recipient has no knowledge that such information is subject to a confidentiality agreement and
(ii) such information is not of a type or character that a reasonable person would have regarded it as confidential.

         "Contract Year" shall mean each 12-month period commencing, in the case of the first Contract Year, on the Effective Date and thereafter upon the completion of the immediately preceding Contract Year.

         "Control" shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

         "Data Safeguards" shall have the meaning set forth in Section 14.03.

         "Deducted Amount" shall have the meaning set forth in Section 15.02(a).

         "Default Cure Period" shall mean the TXU Default Cure Period or the Service Provider Default Cure Period, as applicable.

         "Default Notice" shall mean the TXU Default Notice or the Service Provider Default Notice, as applicable.

         "Designated Fees" shall mean the fixed annual fees set forth in Exhibit 3 for the Designated Services.

         "Designated Services" shall have the meaning set forth in Section 3.01(a)(4).

         "Developed Software" shall mean any Software, modifications or enhancements to, or derivatives of, Software and Related Documentation developed pursuant to this Agreement or otherwise paid for by TXU under this Agreement.

         "DRP" shall mean disaster recovery plan.

         "Effective Date" shall mean January 1, 2005.

         "Equipment" shall mean tangible mechanical and electronic equipment, including computers and related equipment.

         "Extension Period" shall have the meaning set forth in Section 2.03.

         "Fees" shall mean the Transition Fees, Designated Fees, New Fees and any other amounts payable by TXU to Service Provider pursuant to the express terms of this Agreement.

         "Force Majeure Event" shall have the meaning set forth in Section 7.02.
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         "Governmental Authority" shall mean any Federal, state, municipal, local, territorial or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

         "Governmental Consents" shall mean, with respect to a Party, all licenses, consents, permits, approvals, authorizations and other actions of any Governmental Authority, or any notice to any Governmental Authority, which are required by Law, including Regulatory Requirements, for the entering into of this Agreement and the consummation of all of the transactions contemplated by this Agreement by such Party.

         "Gross Margin" shall mean the total Fees payable by TXU to Service Provider in a given month less the variable costs incurred by Service Provider in providing the Services that month, divided by the total Fees payable for that month.

         "Indemnified Party" shall have the meaning set forth in Section 21.03.

         "Indemnifying Party" shall have the meaning set forth in Section 21.03.

         "Initial Agreement Expiration Date" shall mean December 31, 2007.
          ---------------------------------

         "Initial TXU Satisfaction Survey" shall have the meaning set forth in
Section 8.01.

         "Initial Term" shall have the meaning set forth in Section 2.01.

         "Interest" shall mean the rate of interest announced, from time to time, by Citibank, N.A. at its principal office in the United States as its prime commercial lending rate, but in no event to exceed the highest lawful rate of interest.

         "Key Personnel" shall mean the Service Provider Relationship Manager and such other individuals specified in Exhibit 10.

         "Law" shall mean any declaration, decree, directive, legislative enactment, statute, order, ordinance, regulation, rule or other binding action of or by any Governmental Authority.

         "Losses" shall mean any damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments), costs or expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants, experts and other professionals or other reasonable fees and expenses of litigation, mediation or other actions or proceedings or of any claim, default or assessment).

         "Management Committee" shall have the meaning set forth in Section
11.01.

         "Material Change" shall mean any change to the Services or Systems that would in any material way alter the Systems, the manner in which the Services are provided, the composition of the Services or the cost to TXU of the Services.

         "Minimum Service Levels" shall mean the minimum functional and operational performance level standards for any given Service, as set forth in
Exhibit 2.

         "New Service Levels" shall mean any functional and operational performance level standards established by Service Provider and TXU in connection with a New Service.

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         "New Service" shall mean any service that is outside the scope of the
Designated Services as of the Agreement Date.

         "New Fees" shall mean the fees for New Services.

         "Parties" shall mean TXU and Service Provider.

         "Party" shall mean TXU or Service Provider, as applicable.

         "Private Consents" shall mean all licenses, consents, permits, approvals, authorizations and other actions that are necessary for Service Provider to provide the Services or which allow, among other things, (a) Service Provider and Service Provider Agents to use (1) the goods or services provided for the benefit of TXU under TXU's third party contracts, (2) the TXU Software and TXU Equipment, (3) TXU's other owned, leased and licensed assets, (4) the Service Provider Software and Service Provider Equipment and (5) Service Provider's and Service Provider Agents' other owned, leased and licensed assets,
(b) TXU to assign the Assigned Contracts to Service Provider and Service Provider to manage and administer the TXU Third Party Contracts in accordance with this Agreement, (c) Service Provider and Service Provider Agents to (1) use any third party services procured by Service Provider to provide the Services and (2) assign to TXU the Work Product and (d) TXU and TXU Agents to Use the Service Provider Software in accordance with this Agreement; provided that this definition shall not include any Governmental Consents.

         "Privileged Work Product" shall have the meaning set forth in Section 14.05.

         "Procedures Manual" shall have the meaning set forth in Section 11.03.

         "Proposal" shall mean have the meaning set forth in the first recital.

         "Regulatory Requirements" shall mean, with respect to a Party, the Laws to which such Party is required to submit or voluntarily submits.

         "Related Documentation" shall mean, with respect to Software, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other information that describes the function and use of such Software.

         "Relationship Manager" shall mean the TXU Relationship Manager or the Service Provider Relationship Manager, as applicable.

         "Security Staff" shall mean the personnel of Service Provider and Service Provider Agents who provide the Services.

         "Services" shall mean (a) the Designated Services and (b) the New Services being provided by Service Provider pursuant to this Agreement, and shall include, during a Termination Assistance Period, the Termination Assistance Services.

         "Service Level Credits" shall mean the performance credits set forth in
Exhibit 2.

         "Service Levels" shall mean the functional and operational performance level standards for the Services, including the New Service Levels.

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         "Service Location" shall mean any TXU Service Location or Service
Provider Service Location.

         "Service Provider" shall have the meaning set forth in the preamble.

         "Service Provider Agents" shall mean the agents, subcontractors and representatives of Service Provider.

         "Service Provider Default Cure Period" shall have the meaning set forth in Section 23.04(a).

         "Service Provider Default Notice" shall have the meaning set forth in
Section 23.04(a).

         "Service Provider Divestiture" shall mean conveyance, sale, transfer, assignment or other disposition of all or any material portion of the property or assets of Service Provider or its Affiliates (including any subsidiaries or business units of Service Provider or its Affiliates) used in connection with the Services, in one transaction or a series of related transactions.

         "Service Provider Equipment" shall mean any Equipment owned, leased, licensed or otherwise obtained (in whole or in part) by Service Provider or Service Provider Agents and used in connection with the Services.

         "Service Provider Proprietary Software" shall mean the Software, including the Software specified in Exhibit 7, and Related Documentation, owned, acquired or developed by or on behalf of Service Provider, excluding in each case the Developed Software, and used in connection with the Services.

         "Service Provider Relationship Manager" shall have the meaning set forth in Section 9.01.

         "Service Provider Service Location" shall mean any Service Provider service location specified in Exhibit 5 and any other service location owned, leased, licensed or otherwise used by Service Provider for which Service Provider has received TXU's approval in accordance with Section 3.14.

         "Service Provider Software" shall mean the Service Provider Proprietary Software and the Service Provider Third Party Software.

         "Service Provider Third Party Software" shall mean the Software, including the Software specified in Exhibit 7, and Related Documentation, licensed, leased or otherwise obtained by Service Provider or Service Provider Agents from a third party that is used in connection with the Services.

         "Software" shall mean any instruction or set of instructions that is used (e.g., read, compiled, processed or manipulated) by, in or on Equipment, including: APIs; source code or object code versions of applications programs, operating system software, databases, other programs, computer software languages and utilities; and Related Documentation; in each case, in whatever form or media, including the tangible media upon which they are recorded or printed, together with all corrections, improvements, enhancements, modifications, updates and releases thereof.

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         "Statement of Work" or "SOW" shall mean the services, functions, responsibilities and projects set forth in Exhibit 1.

         "Systems" shall mean the Software and Equipment used to provide the Services.

         "Target Service Levels" shall mean the desired functional and operational performance level standards for any given Service, as set forth in
Exhibit 2.

         "Term" shall mean the Initial Term and any renewal or extension of the Initial Term pursuant to Section 2.02 and Section 2.03.

         "Termination Assistance Period" shall mean each period of time, as designated by TXU, commencing on the date a determination is made by TXU that there will be an Assistance Event and continuing for up to 90 days after the commencement of such Assistance Event, as designated by TXU (which period may be extended for an additional 60 days upon notice from TXU), during which period Service Provider shall provide the Termination Assistance Services.

         "Termination Assistance Services" shall mean (a) the Services (including the terminated, insourced, resourced or expired Services and, in each case, any replacements thereof or supplements thereto), to the extent TXU requests such Services during a Termination Assistance Period, (b) Service Provider's cooperation with TXU or any third party designated by TXU in the transfer of the Services (or replacement or supplemental services) to TXU or a third party and (c) any New Services requested by TXU in order to facilitate the transfer of the Services (or replacement or supplemental services) to TXU or a third party.

         "Transition Critical Milestones" shall mean the milestones specified in
Exhibit 4.

         "Transition Fees" shall mean the fees set forth in Exhibit 3 for the Transition Services.

         "Transition Period" shall have the meaning set forth in Section 4.01.

         "Transition Plan" shall mean the high-level transition plan set forth in Exhibit 4.

         "Transition Schedule" shall mean the schedule for the transition of services and functions from TXU to Service Provider, as set forth in the Transition Plan.

         "Transition Services" shall have the meaning set forth in Section 4.01.

         "Transitioned Employees" shall mean the Affected Employees who become Service Provider employees pursuant to this Agreement.

         "TXU" shall have the meaning set forth in the preamble.

         "TXU Agents" shall mean the agents, subcontractors and representatives of TXU, other than Service Provider and Service Provider Agents.

         "TXU Budget" shall mean TXU's 2004 budget for corporate investigative and security services set forth in Exhibit 3.

         "TXU Companies" shall mean (a) TXU, (b) TXU's Affiliates and (c) any company, partnership, joint venture or other form of enterprise, domestic or
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foreign, in or which any entities referred to in clauses (a) and (b) hold at least 50% of the issued equity or other ownership interests.

         "TXU Data" shall mean all data (a) submitted to Service Provider or Service Provider Agents by or on behalf of any TXU Company, (b) obtained, developed or produced by Service Provider or Service Provider Agents in connection with this Agreement or the performance of the Services or (c) to which Service Provider or Service Provider Agents have access in connection with this Agreement.

         "TXU Default Cure Period" shall have the meaning set forth in Section 23.04(b).

         "TXU Default Notice" shall have the meaning set forth in Section 23.04(b).

         "TXU Divestiture" shall mean the direct or indirect conveyance, sale, transfer, assignment or other disposition of any property or assets of a member, or business unit of a member, of a TXU Company, in one transaction or a series of related transactions, resulting in TXU no longer Controlling such member, business unit or TXU Company.

         "TXU Equipment" shall mean any Equipment owned, leased, licensed or otherwise obtained (in whole or in part) by TXU or TXU Agents and used by Service Provider or Service Provider Agents in performing the Services pursuant to this Agreement.

         "TXU Group" shall mean TXU Companies and TXU Third Parties.

         "TXU Indemnitee(s)" shall mean the TXU Companies and their respective officers, directors, members, shareholders, employees, agents, representatives, assigns and successors.

         "TXU Proprietary Software" shall mean the Software, including the Software specified in Exhibit 6, and Related Documentation, owned, acquired or developed by TXU and used in connection with the provision of the Services pursuant to this Agreement.

         "TXU Relationship Manager" shall have the meaning set forth in Section 10.01.

         "TXU Requirements" shall mean all TXU business, technical and legal requirements as are in effect from time to time, including any security, privacy, code of conduct, confidentiality and quality assurance policies, as well as industry guidelines to which TXU is required to submit or voluntarily submits, including those business, technical and legal requirements specified or referenced in Exhibit 9.

         "TXU Service Location" shall mean any TXU service location specified in
Exhibit 5 and any other service location owned, leased or licensed or otherwise used by TXU for which Service Provider has received TXU's approval in accordance with Section 3.14.

         "TXU Software" shall mean the TXU Proprietary Software and the TXU Third Party Software.

         "TXU Third Parties" shall mean the suppliers, contractors, licensees, franchisees, distributors, retailers and other third parties providing goods and services to or purchasing goods and services from TXU Companies, as specified by TXU in accordance with Section 3.02.

         "TXU Third Party Software" shall mean the Software, including the Software specified in Exhibit 6, and Related Documentation, licensed, leased or otherwise obtained by TXU from a third party and used in connection with the provision of the Services pursuant to this Agreement.

         "Use" shall mean to load, execute, compile, manipulate, process, store, purge, transmit, receive, display, copy, maintain, modify, enhance and create derivative works.

         "Work Product" shall have the meaning set forth in Section 13.03.

                                   ARTICLE II

                                      TERM

Section 2.01      Initial Term.
                  ------------

         The initial term of this Agreement shall commence on the Agreement Date and continue until 23:59 (Central Time) on the Initial Agreement Expiration Date, or such earlier date upon which this Agreement may be terminated in accordance with its terms (the "Initial Term").

Section 2.02      Renewal Terms.
                  -------------

         TXU shall have the right to extend the Initial Term for three consecutive renewal periods of up to one year each. Each such renewal period shall be at the terms and conditions then in effect, excluding only the Designated Fees which will be adjusted in accordance with Exhibit 3. Unless this Agreement is terminated earlier in accordance with its terms, TXU shall notify Service Provider at least 90 days prior to the Initial Agreement Expiration Date or the expiration of any renewal period as to whether TXU desires to renew this Agreement. No Termination Fees shall be applicable to any termination on or after the expiration of the Initial Term. If TXU provides Service Provider with notice that it does not desire to renew this Agreement, then this Agreement shall terminate on the Initial Agreement Expiration Date.

Section 2.03      Extensions.
                  ----------

         If TXU fails to provide Service Provider with any notice regarding renewal under Section 2.02, or provides Service Provider with notice that it desires to renew this Agreement for any additional period of time following the third renewal period under Section 2.02 and the Parties have not agreed on the terms and conditions applicable to any such additional period at least 30 days prior to the expiration of such third renewal period or any such additional period, as the case may be, then the term of this Agreement shall extend for a period determined by TXU (the "Extension Period") of between three and 12 months from the Initial Agreement Expiration Date or the expiration of any renewal period or additional period at the terms and conditions (including Fees) then in effect. If (a) during any Extension Period following the Initial Term or any renewal period under Section 2.02 TXU fails to provide Service Provider with notice of TXU's intent to renew this Agreement for any further renewal period under Section 2.02, or (b) during any Extension Period following the third renewal period under Section 2.02 the Parties are unable to reach agreement on the terms and conditions (including Fees) applicable to any additional renewal period, then in the case of either (a) or (b) this Agreement shall terminate at 23:59 (Central Time) on the last day of the applicable Extension Period.

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                                  ARTICLE III

                                    SERVICES

Section 3.01      Designated Services.
                  -------------------

      (a) Commencing on the Effective Date (or such later date as is specified in this Section, the Statement of Work or the Transition Plan) and continuing throughout the Term and, to the extent requested by the TXU during a Termination Assistance Period, Service Provider shall be responsible for providing to TXU and, as directed by TXU, to TXU Companies and TXU Third Parties, all of the following:

            (1) the services, functions and responsibilities described in this Agreement (including, commencing on the Effective Date, the corporate investigative and security services described in the Statement of Work);

            (2) the services, functions and responsibilities being performed prior to the Agreement Date by the Affected Employees or such other employees or contractors of TXU Companies whose services, functions or responsibilities were eliminated or displaced as a result of this Agreement, even if the service, function or responsibility is not specifically described in this Agreement;

            (3) the corporate investigative and security services, functions and responsibilities reflected in or contemplated by the TXU Budget; and

            (4) any services, functions or responsibilities not specifically described in this Agreement, but which are required as part of the proper performance and delivery of the Services (clauses (1) through (4) of this Section, the "Designated Services").

      (b) Except as otherwise provided in this Agreement, Service Provider shall be responsible for providing the facilities, personnel, materials, supplies, Software, Equipment and other resources necessary to provide the Services.

      (c) Service Provider acknowledges that its provision of the Services will require significant cooperation with third parties. Service Provider agrees that at all times during the Term it shall cooperate with, and provide access to, third party providers of TXU to coordinate its provision of the Services under this Agreement with the services and systems of such third party providers.

      (d) Service Provider shall increase or decrease the amount and types of the Services according to TXU's request, and the Designated Fees shall be adjusted accordingly pursuant to the terms of Exhibit 3 or, in the absence of any provisions in Exhibit 3, the Fees shall be equitably adjusted.

Section 3.02      Additional Recipients of Services.
                  ---------------------------------

      (a) TXU reserves the right to designate additional TXU Companies and TXU Third Parties to receive Services under this Agreement and Service Provider shall provide Services to such TXU Companies and TXU Third Parties. TXU shall share such information with Service Provider as may be necessary for Service Provider to determine which resources are required to meet TXU's needs for TXU Companies and TXU Third Parties. The Change Control Procedures shall govern the

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pricing of Service Provider's incremental effort, if any, to provide Services to such additional TXU Companies and TXU Third Parties.

      (b) For purposes of this Agreement, Services provided to TXU Companies and TXU Third Parties shall be deemed to be Services provided to TXU. As used in this Agreement, references to the business, operations, policies, procedures and the like of TXU include TXU Companies and TXU Third Parties to the extent such entities are receiving Services.

Section 3.03      Insourcing and Resourcing.
                  -------------------------

         Without limiting its rights under Section 3.01(d), upon 10 days' notice to Service Provider, TXU may insource or obtain from a third party all, or any portion, of the Services. In the event that TXU decides to insource or resource all, or any portion, of the Services, then upon TXU's request Service Provider shall provide Termination Assistance Services in respect of such insourced or resourced Services and the Fees shall be reduced in accordance with Exhibit 3 or, in the absence of any provisions in Exhibit 3, the Fees shall be equitably reduced.

Section 3.04      Non-exclusive and Not Requirements Contracts.
                  --------------------------------------------

         Notwithstanding anything to the contrary contained in this Agreement, Service Provider acknowledges and agrees that (a) this is not a requirements contract and TXU shall not be required to obtain its requirements for any of the Services from Service Provider and (b) Service Provider is not the exclusive provider to TXU of any of the Services and TXU may at any time itself and/or through a third party provide and/or obtain any services (including services to supplement, replace or render unnecessary the Services).

Section 3.05      Service Evolution and Improvements.
                  ----------------------------------

         It is anticipated that the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with advancements and improvements in the methods of delivering the Services. These changes will modify the Services and will not be deemed to result in New Services unless the changed Services satisfy the definition of New Services. Service Provider shall introduce and recommend improvements, upgrades, supplements, modifications, replacements or enhancements to the Systems, Equipment, Security Staff, tools, processes, functions or methods used to provide the Services that could result in Service efficiencies or cost savings to TXU in order to improve the existing Services and ensure that Service Provider keeps pace with advancements or improvements in the marketplace consistent with industry best practices over the Term.

Section 3.06      Governmental Consents.
                  ---------------------

         Service Provider shall obtain, maintain and comply with all of its Governmental Consents. TXU shall obtain, maintain and comply with all of its Governmental Consents. Each Party shall cooperate with the other Party in obtaining and maintaining its Governmental Consents.

Section 3.07      Private Consents.
                  ----------------

         Service Provider shall obtain, maintain and comply with all of the Private Consents.

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Section 3.08      Changes in Law.
                  --------------

      (a) Service Provider shall promptly identify and notify TXU of any changes in Law, including Regulatory Requirements, that may relate to TXU's receipt or use of the Services or Service Provider's delivery or provision of the Services. Service Provider and TXU shall work together to identify the impact of such changes on how TXU receives and uses, and Service Provider delivers and provides, the Services. Service Provider shall be responsible for all fines and penalties arising from noncompliance with Laws relating to the delivery, provision, receipt or use of the Services, except as set forth in the immediately following sentence. TXU shall be responsible for any fines and penalties arising from any noncompliance by TXU with any Law relating to TXU's receipt or use of the Services, to the extent (1) Service Provider notifies TXU in a timely manner of changes in such Law in accordance with this subsection and
(2) such noncompliance was not caused by Service Provider.

      (b) Service Provider shall perform the Services regardless of any changes in Law, including Regulatory Requirements. If such changes prevent Service Provider from lawfully performing its obligations under this Agreement, Service Provider shall develop and, upon TXU's approval, implement a suitable workaround until such time as Service Provider can perform its obligations under this Agreement in compliance with Law without such workaround; provided, however, that if such workaround results in an increase in the costs to TXU, then TXU shall have the right to terminate the affected portion of the Services upon notice to Service Provider with no cure period. If TXU does not exercise its termination right set forth in the immediately preceding sentence, then the Parties shall implement an equitable adjustment to the applicable Fees.

Section 3.09      Assigned Contracts.
                  ------------------

         As of the Effective Date, Service Provider shall assume all responsibility for the Assigned Contracts by delivery of the assignment and assumption agreement set forth in Exhibit 14, duly executed by TXU and Service Provider. Service Provider may, to the extent permitted by the Assigned Contracts, renew, modify, terminate or cancel, or request or grant any consents or waivers under, any such Assigned Contracts. Any Losses incurred by TXU in connection with any such modification, termination or cancellation of, or consent or waiver under, the Assigned Contracts shall be paid by Service Provider.

Section 3.10      Assigned Contract Invoices.
                  --------------------------

         Service Provider shall pay the invoices submitted by third parties in connection with the Assigned Agreements and shall be responsible for any late fees or costs in respect of such third party invoices.

Section 3.11      Reports.
                  -------

      (a) Until the end of the Transition Period, or if earlier the finalization of reporting requirements, Service Provider shall prepare and provide to TXU the same set of periodic reports internally provided by TXU prior to the Agreement Date. During the Transition Period, the Parties shall determine an appropriate set of periodic reports to be prepared and provided by Service Provider to TXU. Such reports shall be no less comprehensive than the internal reporting of TXU prior to the Agreement Date, be issued at least monthly or at such intervals as may be agreed and contain substantially all of the information specified in items (1) through (5) below. Service Provider shall provide TXU with suggested formats for such reports, for TXU's review and approval. At a minimum, Service Provider's reports shall:

            (1) separately address Service Provider's performance of the Services;

            (2) assess the degree to which Service Provider has attained or failed to attain the pertinent objectives for any Service, including measurements with respect to the Service Levels;

            (3) explain deviations from the Service Levels and include a plan for corrective action;

            (4) set forth the utilization of personnel resources for the month and report on trends and statistics; and

            (5) include such documentation and other information as TXU may request to verify compliance with this Agreement.

      (b) With respect to Service Provider's reporting of its provision of the Transition Services, Service Provider will provide TXU with a weekly report as of the open of business each Friday of each week (or, if any Friday is not a business day, then as of the open of business on the Thursday immediately preceding such day) during the Transition Period.

Section 3.12      Human Resources.
                  ---------------

         The transitioning of TXU's employees to Service Provider shall be effected in accordance with the terms and conditions set forth in Exhibit 13.

Section 3.13      Asset Transfer.
                  --------------

         As of the Effective Date, Service Provider shall purchase the Assets from TXU for the purchase price specified in Exhibit 17. Service Provider shall be responsible for and shall pay all sales, use and other similar taxes arising out of or in connection with the transfer of the Assets by TXU to Service Provider. As of the Effective Date, TXU shall assign and transfer to Service Provider the Assets "AS IS", with no warranties or recourse, by delivery of the bill of sale set forth in Exhibit 17, duly executed by TXU and Service Provider.

Section 3.14      Service Locations.
                  -----------------

         The Services shall be provided to TXU from the TXU Service Locations and the Service Provider Service Locations. The addition, deletion, rearrangement, replacement, relocation or use of any location from which Services are to be provided shall be subject to TXU's approval, to be given in TXU's sole discretion. Service Provider and Service Provider Agents may not provide or market services to a third party from, or conduct any other activities not directly supporting the Services at, a TXU Service Location.

Section 3.15      TXU Requirements.
                  ----------------

         In performing the Services, Service Provider shall observe and comply with all applicable TXU Requirements which have been communicated to Service Provider or the Security Staff in advance by such means as are generally used by TXU to disseminate such information to its employees or contractors. Service

Provider acknowledges that it has received advance notice of all TXU Requirements specified on or referenced in Exhibit 9. Service Provider shall (a) implement such TXU Requirements in providing the Services, (b) work with TXU to enforce such TXU Requirements, (c) modify the Services as and to the extent necessary to conform to such TXU Requirements and (d) obtain TXU's prior written approval for any deviations from such TXU Requirements.

                                   ARTICLE IV

                                   TRANSITION

Section 4.01      Transition Services.
                  -------------------

         Service Provider shall perform all functions and services necessary to accomplish the transparent, seamless, orderly and uninterrupted transition of TXU's corporate investigative and security operations and capabilities to Service Provider (the "Transition Services") on January 1, 2005 (the "Transition Period"). Service Provider shall commence the Transition Services no later than November 22, 2004.

         (a) The Transition Services include:

            (1) maintaining without disruption the normal services provided by the operations being transitioned;

            (2) paying all costs associated with performing the Transition Services, except for the Transition Fees; and

            (3) otherwise performing such tasks as are necessary to enable Service Provider to provide the Services.

         (b) The Transition Services shall be conducted in accordance with a written plan (the "Transition Plan") which shall include: (1) a description of the methods and procedures, personnel and organization Service Provider will use to perform the Transition Services; (2) a schedule of transition activities; (3) a detailed description of the respective roles and responsibilities of TXU and Service Provider; and (4) such other information and planning as are necessary to ensure that the transition takes place on schedule and without disruption to TXU operations. A high-level draft of the Transition Plan is set forth in
Exhibit 4. Service Provider shall be responsible for revising and finalizing the Transition Plan no later than November 29, 2004; provided that Service Provider shall cooperate and work closely with TXU in developing the Transition Plan (including incorporating TXU's comments) and the Transition Plan shall be subject to approval by TXU.

Section 4.02      Transition Critical Milestones.
                  ------------------------------

         In connection with the development of the Transition Plan, TXU and Service Provider shall develop a list of Transition Critical Milestones relating to Service Provider's obligations pursuant to Section 4.01 which are critical to TXU, and, for each milestone, (a) a description of the applicable triggering event from which achievement of that milestone shall be measured and (b) the duration of time from the triggering event for the completion of that milestone.
Exhibit 4 contains a list of events and related information that TXU and Service Provider agree shall be included in the final list. TXU may defer, upon TXU's election, the payment of any Fees otherwise payable to Service Provider if, as a result of Service Provider's failure to perform its obligations pursuant to this Agreement, Service Provider fails to complete the Transition Services by the specified completion date. If and when Service Provider completes the Transition Services, all deferred Fees shall be promptly paid to Service Provider. TXU's deferral rights described in this Section shall not limit TXU's right to recover other damages incurred by TXU as a result of such failure or to terminate this Agreement pursuant to Section 23.04(a).

                                   ARTICLE V

                                  NEW SERVICES

Section 5.01      New Services.
                  ------------

         Service Provider shall promptly, and in no event later than 15 days, after receipt of a request for proposal by TXU regarding a New Service, provide TXU with a written proposal for such New Service which shall include:

            (a) a description of the services, functions and responsibilities Service Provider anticipates performing in connection with such New Service;

            (b) a schedule for commencing and completing (or maintaining) such New Service;

            (c) Subject to the terms of Exhibit 3, Service Provider's prospective New Fees for such New Service, including a detailed breakdown of such New Fees and, if requested by TXU, a "not to exceed" amount;

            (d) a description of the human resources necessary to provide the New Service, including the amount of resources; and

            (e) such other information requested by TXU.

         Service Provider shall not begin performing any New Service until the TXU Relationship Manager has provided Service Provider with authorization to perform the New Service.

Section 5.02      Third Party Services.
                  --------------------

         Notwithstanding any request made to Service Provider by TXU pursuant to
Section 5.01 or any other provision in this Agreement, TXU shall have the right at any time to perform any New Service itself and/or to contract with a third party to perform any New Service. Upon TXU's request, Service Provider shall assist TXU in identifying qualified third party suppliers to provide New Services. In the event TXU contracts with a third party to perform any New Service, Service Provider shall cooperate with TXU and any such third party, to the extent required by TXU.
                                      -15-

                                   ARTICLE VI

                                 SERVICE LEVELS

Section 6.01      Service Level Requirements.
                  --------------------------

         Service Provider shall perform the Designated Services in accordance with the Service Levels and in accordance with the Statement of Work.

Section 6.02      New Service Levels.
                  ------------------

         Service Provider shall provide the New Services in accordance with the New Service Levels applicable to such New Services.

Section 6.03      Adjustment of Service Levels.
                  ----------------------------

         During the last calendar quarter of every Contract Year, the Parties' designated representatives shall review the Service Levels for the preceding 12 months, and (a) with respect to Service Levels that are no longer appropriate because of an increase, decrease or change to the Services, the Parties shall adjust the Service Levels for the subsequent Contract Year and (b) with respect to all other Service Levels, the Parties may agree to adjust the Service Levels for the subsequent Contract Year. In addition, TXU may, at any time request that a service level be added or that a Service Level be deleted or modified.

Section 6.04      Root-Cause Analysis.
                  -------------------

         With respect to each failure by Service Provider to provide the Services in accordance with the Service Levels, Service Provider shall, as soon as practicable and in no case later than 5 days after such failure, (a) perform a root-cause analysis to identify the cause of such failure, (b) provide TXU with a report detailing the cause of, and procedure for correcting, such failure, (c) upon TXU's approval of such procedure, implement such procedure and
(d) provide TXU with assurance satisfactory to TXU that such failure will not recur following the completion of the implementation of the procedure.

Section 6.05      Measurement and Monitoring Tools.
                  --------------------------------

         As of the Effective Date, Service Provider shall implement the measurement and monitoring tools and procedures required to measure and report (as contemplated by Section 3.11 and Exhibit 2) Service Provider's performance of the Services against the Service Levels. Such measurement and monitoring and procedures shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels and shall be subject to audit by TXU or its designees. Service Provider shall provide TXU and its designees with information concerning and access to such measurement and monitoring tools and procedures upon request, for inspection and verification purposes.

Section 6.06      Service Level Credits.
                  ---------------------

         In the event of a failure to provide the Services in accordance with the Service Levels, Service Provider shall incur the Service Level Credits identified in and determined and credited according to Exhibit 2. The Service Level Credits shall not limit or affect TXU's right to recover, in accordance with this Agreement, all other damages incurred by TXU as a result of such failure.

Section 6.07      Alternate Services Provider.
                  ---------------------------

         In the event Service Provider is unable to provide any Service in accordance with this Agreement as a result of a breach of this Agreement by Service Provider or Service Provider Agents, then without limiting or affecting TXU's rights under this Agreement, TXU may after providing notice to Service Provider either (a) provide such Services itself or procure such Services from an alternate source and Service Provider shall reimburse TXU for the costs incurred by TXU in providing such Services or procuring such Services to the extent that such costs exceed the Fees (even if not paid) for such Service or
(b) request that Service Provider procure such Services from a third party selected by TXU and have such third party provide the Services to TXU at no additional cost to TXU.

                                  ARTICLE VII

                         CONTINUED PROVISION OF SERVICES

Section 7.01      Disaster Recovery Plan.
                  ----------------------

         Service Provider will assist TXU in the preparation, review, updating and testing of TXU's DRP as set forth in the Statement of Work and in accordance with applicable TXU Requirements. Upon the occurrence of any disaster, Service Provider shall assist TXU in implementing the DRP in accordance with the terms of the DRP and as set forth in the Statement of Work. In the event of a disaster, Service Provider shall not increase the Fees or charge TXU other fees or amounts in addition to the Fees, unless the assistance requested by TXU satisfies the definition of New Services.

Section 7.02      Force Majeure.
                  -------------

         If and to the extent that a Party's performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (excluding job actions, labor disputes or strikes affecting Service Provider or Service Provider Agents) (each, a "Force Majeure Event"), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Service Provider's obligation to provide any disaster recovery services described in
Section 7.01.

Section 7.03      Alternate Source.
                  ----------------

         If any Force Majeure Event prevents, hinders or delays performance of the Services, TXU may provide such Services itself or procure such Services from an alternate source and Service Provider shall reimburse TXU for the costs incurred by TXU in providing such Services or procuring such Services to the extent that those costs exceed the Fees (even if not paid) for such Services. If the Force Majeure Event continues to prevent, hinder or delay performance of the Services for more than 48 hours, TXU may terminate this Agreement, in whole or in part, as of a date specified by TXU in a termination notice to Service Provider, without regard to Section 23.04(a).

Section 7.04      Allocation of Resources.
                  -----------------------

         Whenever a Force Majeure Event, disaster or other event causes Service Provider to allocate limited resources between or among Service Provider's customers, Service Provider shall not provide to any other customers of Service Provider priority over TXU. In addition, in no event shall Service Provider redeploy or reassign any Key Personnel to another account in the event of a Force Majeure Event, disaster or other event.

                                  ARTICLE VIII

                     CUSTOMER SATISFACTION AND BENCHMARKING

Section 8.01      Initial TXU Satisfaction Survey.
                  -------------------------------

         Within 90 days after the Effective Date, Service Provider shall submit to TXU, for TXU's approval, an initial customer satisfaction survey (the "Initial TXU Satisfaction Survey"). No earlier than 120 days and no later than 180 days after the Effective Date, Service Provider shall conduct such Initial TXU Satisfaction Survey in a mutually acceptable manner that shall provide a representative sampling of TXU personnel, as specified by TXU, the option to respond anonymously and be auditable by TXU or TXU's designees. The Initial TXU Satisfaction Survey shall be (a) of the content and scope set forth in Exhibit 11, (b) administered in accordance with the procedures set forth in Exhibit 11 and (c) subject to TXU's approval. The results of the Initial TXU Satisfaction Survey shall be the baseline for measurement of the performance improvements described in Section 8.02.

Section 8.02      Customer Satisfaction Survey.
                  ----------------------------

         (a) At least twice every Contract Year during the Term, Service Provider shall conduct a customer satisfaction survey. Such survey shall, at a minimum, cover a representative sampling of TXU personnel, as specified by TXU. The timing, content, scope and method of the survey shall be consistent with the Initial TXU Satisfaction Survey and subject to TXU's approval. Service Provider agrees that increased measured customer satisfaction shall be a key performance incentive for the compensation of the Key Personnel and customer satisfaction shall be measured as a Service Level pursuant to Section 6.01.

         (b) In the event that TXU disputes the results of a customer satisfaction survey conducted pursuant to Section 8.02(a), TXU may engage a third party, acceptable to Service Provider, to conduct another customer satisfaction survey in accordance with this Section. The results of such survey shall be binding on the Parties.

Section 8.03      Benchmarking Overview.
                  ---------------------

         The Benchmarking Process shall be conducted by the Benchmarker. In the event (a) a Benchmarker is no longer providing the services required to conduct the Benchmarking Process, (b) TXU and Service Provider agree that the Benchmarker should be replaced or (c) TXU and Service Provider determine that another Benchmarker would be needed to take advantage of another system or methodology utilized by such Benchmarker to conduct the Benchmarking Process, TXU shall promptly designate a replacement Benchmarker. The costs of the Benchmarker shall be borne by TXU.

Section 8.04      Benchmarking Process.
                  --------------------

         Beginning on the first anniversary of the Effective Date, and no more frequently than once per Contract Year at a time to be agreed to by the Parties, TXU may request the Benchmarker to perform a Benchmarking Process to compare the value delivered by well-managed operations performing services that are like or similar in size to the Services to ensure that TXU is obtaining "best-in-class" levels of service and value (including the Fees), given the nature, volume and type of Services provided by Service Provider. Service Provider shall cooperate fully with TXU and the Benchmarker and, subject to the Benchmarker's acceptance of the confidentiality provisions of this Agreement, shall provide access to the information required by the Benchmarker during such effort. Service Provider shall not be obligated to allow Benchmarker access to Service Provider's other customer's locations or to proprietary information owned by Service Provider's other customers. After the first anniversary of the Effective Date, within 30 days after the beginning of each Contract Year, TXU and Service Provider shall review the Benchmarking Process (if any) used during the preceding Contract Year and adjust the Benchmarking Process as may be agreed upon by the Parties for the current Contract Year.

Section 8.05      Benchmark Results Review Period and Adjustments.
                  -----------------------------------------------

         During the Benchmark Review Period, TXU and Service Provider shall review the Benchmark Results and shall meet and negotiate in good faith any adjustments to the Fees and/or Service Levels in order to eliminate any variances that are unfavorable to TXU between the Fees and/or Service Levels and the Benchmark Results. If the Parties are unable to agree upon any such adjustments within the Benchmark Review Period, TXU may, at its option, terminate this Agreement in whole or in part, as of a date specified by TXU in a termination notice to Service Provider, without regard to Section 23.04(a).

                                   ARTICLE IX

                  ADDITIONAL SERVICE PROVIDER RESPONSIBILITIES
                               AND SECURITY STAFF

Section 9.01      Service Provider Relationship Manager.
                  -------------------------------------

         Service Provider shall appoint an individual (the "Service Provider Relationship Manager") who from the date of this Agreement shall serve, on a full-time basis, as the primary Service Provider representative under this Agreement. Service Provider's appointment of any Service Provider Relationship Manager shall be subject to TXU's prior approval. The Service Provider Relationship Manager shall (a) have overall responsibility for managing and coordinating the performance of Service Provider's obligations under this Agreement and (b) be authorized to act for and on behalf of Service Provider with respect to all matters relating to this Agreement. The Service Provider Relationship Manager's compensation shall include significant financial incentives based on TXU's satisfaction with the Services. The Service Provider Relationship Manager shall be located at TXU's corporate headquarters during the Term. Service Provider initially appoints Jerry McGlasson to this position.

Section 9.02      Key Personnel.
                  -------------
         With respect to the initial Key Personnel set forth in Exhibit 10 and each of their replacements, the Parties agree as follows:

            (a) All Key Personnel shall be dedicated to the TXU account on a full-time basis.

            (b) Before assigning an individual to a Key Personnel position, whether as an initial assignment or as a replacement, Service Provider shall (1) notify TXU of the proposed assignment, (2) introduce the individual to appropriate representatives of TXU, (3) subject to applicable Law, provide TXU with any information regarding the individual that may be requested by TXU and (4) obtain TXU's approval for such assignment. Service Provider shall only assign an individual to a Key Personnel position who is approved by TXU.

            (c) Service Provider shall not replace or reassign (1) the Service Provider Relationship Manager for 24 months from the Effective Date or
         (2) the other Key Personnel for 24 months from the Effective Date, unless TXU consents to such reassignment or replacement or such Key Personnel (i) voluntarily resigns from Service Provider, (ii) is dismissed by Service Provider for misconduct (e.g., fraud, drug abuse, theft), (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement or (iv) dies or is unable to work due to his or her disability.

            (d) If TXU decides that any Key Personnel should not continue in that position, then TXU may in its sole discretion and upon notice to Service Provider require removal of such Key Personnel from the Security Staff.

            (e) If any Key Personnel is removed from the TXU account, Service Provider shall replace such Key Personnel as soon as practicable and in no case later than 15 days after such Key Personnel is removed from the TXU account. Service Provider shall maintain backup procedures and conduct the replacement procedures for the Key Personnel in such a manner so as to assure an orderly succession for Key Personnel who are replaced.

Section 9.03      Security Staff.
                  --------------

         (a) Service Provider shall assign an adequate number of personnel to the Security Staff to perform the Services. The members of the Security Staff shall be properly trained and fully qualified for the Services they are to perform. TXU may in its sole discretion and upon notice to Service Provider require removal of any member of the Security Staff. Service Provider shall provide TXU with a list of all personnel on the Security Staff at the end of every 90-day period after the Agreement Date. Service Provider shall notify TXU as soon as possible after dismissing or reassigning any member of the Security Staff whose normal work location is at a TXU Service Location.

         (b) TXU and Service Provider both agree that it is generally in their best interests to keep the turnover rate of the Security Staff to a very low level. Accordingly, if TXU is concerned about Service Provider's turnover rate and so notifies Service Provider, Service Provider shall provide data concerning its turnover rate, meet with TXU to discuss the reasons for, and impact of, the turnover rate, and otherwise take such actions as may be agreed, as provided below, to resolve TXU's concerns at no additional cost to TXU. Service Provider shall submit to TXU its proposals for reducing the turnover rate and the Parties shall agree on a program to bring the turnover rate down to an acceptable level. In any event, notwithstanding transfer or turnover of the Security Staff, Service Provider remains obligated to perform the Services without degradation and in accordance with this Agreement.

         (c) Service Provider shall conduct background investigations for all newly hired Security Staff. In addition, on the Effective Date Service Provider shall provide verification to TXU that it performed such background investigations for all existing Security Staff at the time such personnel were hired. Background investigations under this Section shall be conducted by Service Provider in accordance with applicable Law and at a minimum shall include the following:

               (1) Verification of Social Security Number; and

               (2) A criminal history search to identify felony convictions conducted in the employee's current county of residence and prior county of residence for the preceding seven year period; and adverse result may include a felony conviction in the last seven years for job related crimes, typically characterized as crimes of violence, dishonesty, theft, drugs or a series of repeated convictions.

         (d) Service Provider shall ensure that Security Staff to be given access to any TXU Software have agreed in writing to abide by all applicable TXU Requirements and third party requirements related thereto.

Section 9.04      Subcontractors.
                  --------------

         Prior to subcontracting any of the Services, Service Provider shall notify TXU of the proposed subcontract and shall obtain TXU's approval of such subcontract. TXU hereby approves the following subcontractors: (a) SYSTEMS Group Inc. and (b) Muse Consulting. Prior to amending, modifying or otherwise supplementing any subcontract relating to the Services, Service Provider shall notify TXU of the proposed amendment, modification or supplement and shall obtain TXU's approval thereof. No subcontracting shall release Service Provider from its responsibility for its obligations under this Agreement. Service Provider shall be responsible and liable to TXU for the work and activities of each of the Service Provider Agents, including compliance with the terms of this Agreement. Service Provider shall be responsible for all payments to the Service Provider Agents. Service Provider shall promptly pay for all services, materials, equipment and labor used by Service Provider in providing the Services and Service Provider shall keep TXU's premises free of all liens.

Section 9.05      Conduct of Service Provider Personnel.
                  -------------------------------------

         While at the TXU Service Locations, Service Provider and Service Provider Agents shall (a) comply with the TXU Requirements (including rules and regulations of TXU regarding security, safety and health, personal and professional conduct (such as adhering to general safety practices or procedures)) that are generally or specifically applicable to such TXU Service

Locations and (b) otherwise conduct themselves in a professional and businesslike manner. Service Provider shall cause the Security Staff to maintain and enforce the confidentiality provisions of this Agreement. If TXU notifies Service Provider that a particular member of the Security Staff is not conducting himself or herself in accordance with this Agreement, Service Provider shall promptly (1) investigate the matter and take appropriate action which may include (i) removing the applicable person from the Security Staff and providing TXU with prompt notice of such removal and (ii) replacing the applicable person with a similarly qualified individual or (2) take other appropriate disciplinary action to prevent a recurrence. In the event of multiple violations of this Agreement by a particular member of the Security Staff, Service Provider shall promptly remove the individual from the Security Staff.

                                   ARTICLE X

                           CUSTOMER RESPONSIBILITIES.

Section 10.01     TXU Relationship Manager.
                  ------------------------

         TXU shall appoint an individual (the "TXU Relationship Manager") who from the date of this Agreement shall serve as the primary TXU representative under this Agreement. The TXU Relationship Manager shall (a) have overall responsibility for managing and coordinating the performance of TXU's obligations under this Agreement and (b) be authorized to act for and on behalf of TXU with respect to matters relating to this Agreement. Notwithstanding the foregoing, the TXU Relationship Manager may, upon notice to Service Provider, delegate such of his or her responsibilities to other TXU employees, as the TXU Relationship Manager deems appropriate.

Section 10.02     TXU Resources.
                  -------------

         Commencing on the Effective Date and continuing for so long as Service Provider requires the same for the performance of the Services, TXU shall provide to Service Provider, at no charge to Service Provider and subject to
Section 10.03, the following:

            (a) the use (in accordance with TXU's corporate policy) of the space in TXU's premises (as designated by TXU) that Service Provider may require in connection with the performance of the Services (which shall not exceed the amount of space occupied by the Affected Employees at each TXU Service Location immediately prior to the Agreement Date), together with office furnishings, telephone equipment and services, janitorial services, utilities and office-related Equipment, supplies and duplicating services in each case required in connection with the performance of the Services; and

            (b) for use by the Security Staff on TXU's premises, those personal computers and other Equipment utilized by the Affected Employees as of the Effective Date, other than the Assets. All Equipment provided by TXU shall remain the property of TXU or TXU Third Parties, as applicable; provided, however, that, to the extent that Service Provider upgrades such Equipment or replaces parts included in such Equipment, as between Service Provider and TXU, TXU shall own the upgrades and replacement parts and Service Provider shall own the replaced or removed Equipment.
                                      -22-

Section 10.03     Use of TXU Facilities.
                  ---------------------

         (a) Except as expressly provided in this Agreement, Service Provider shall use the TXU Service Locations for the sole and exclusive purpose of providing the Services. Use of such TXU Service Locations by Service Provider does not constitute a leasehold, license or any other property interest in favor of Service Provider or any of Service Provider's customers.

         (b) Service Provider shall use the TXU Service Locations in an efficient manner. To the extent that Service Provider operates the space in a manner that unnecessarily increases costs incurred by TXU, TXU reserves the right to set-off the excess costs of such operations against the Fees.

         (c) Service Provider and Service Provider Agents shall (1) keep the TXU Service Locations in good order, (2) not commit or permit waste or damage to such facilities, (3) not use such facilities for any unlawful purpose or act and
(4) comply with all applicable TXU Requirements, including procedures for the physical security of and security at the TXU Service Locations.

         (d) Service Provider shall permit TXU and TXU Agents to enter into those portions of the TXU Service Locations occupied by the Security Staff at any time.

         (e) Service Provider shall not make any improvements or changes involving structural, mechanical or electrical alterations to the TXU Service Locations without TXU's approval; provided, however, that in the event Service Provider does make improvements to the TXU Service Locations, such improvements shall become the property of TXU.

         (f) When the TXU Service Locations are no longer required for performance of the Services, Service Provider shall return such TXU Service Locations to TXU in substantially the same condition as when Service Provider began using such TXU Service Locations, ordinary wear and tear excepted.

Section 10.04     TXU's Breach.
                  ------------

         TXU's failure to perform any of its responsibilities set forth in this Agreement (other than as provided in Section 23.04(b)) shall not be deemed to be grounds for termination or suspension of performance by Service Provider, and Service Provider hereby expressly waives any such termination right it may have under Law. Service Provider expressly acknowledges that TXU would not be willing to enter into this Agreement without Service Provider assuring that it will not terminate this Agreement or suspend performance except and only to the extent provided under this Agreement. Service Provider's nonperformance of its obligations under this Agreement shall be excused if and to the extent (a) such nonperformance is a direct result of acts or omissions of TXU not contemplated or permitted by this Agreement and (b) Service Provider provides TXU with prior notice of such nonperformance and uses all commercially reasonable efforts to perform notwithstanding TXU's failure to perform.

                                   ARTICLE XI

                             MANAGEMENT AND CONTROL
                                      -23-
Section 11.01     Management Committee.
                  --------------------

         Prior to the Effective Date, the TXU Contract Manager and the Service Provider Contract Manager shall appoint an equal number of representatives to serve on a management committee (the "Management Committee"). TXU shall designate one of its representatives on the Management Committee to act as the chairperson of the Management Committee. The Management Committee shall be authorized and responsible for (a) advising with respect to TXU's strategic and tactical decisions regarding the establishment, budgeting and implementation of TXU's priorities and plans for the Services and (b) monitoring and resolving disagreements regarding this Agreement (including the provision of the Services and the Service Levels). A Party may change any of its representatives on the Management Committee upon notice to the other Party.

Section 11.02     Meetings.
                  --------

         Prior to the Effective Date, the Parties shall determine an appropriate set of meetings to be held between representatives of TXU and Service Provider. Service Provider shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. Service Provider shall incorporate into such agenda items that TXU desires to discuss. At TXU's request, Service Provider shall prepare and circulate minutes promptly after each meeting. Such meetings shall include the following:

            (a) a weekly meeting of the TXU Contract Manager and Service Provider Contract Manager to discuss day-to-day operations and such other matters as appropriate;

            (b) a monthly meeting among operational personnel representing TXU and Service Provider to discuss performance and planned or anticipated activities, changes that might affect performance, and otherwise address, review and discuss matters specific to TXU;

            (c) a quarterly management meeting of the Management Committee to review the monthly and quarterly performance reports for the quarter, review Service Provider's overall performance under this Agreement, review progress on the resolution of issues and discuss other matters as appropriate; and

            (d) such other meetings between TXU representatives and Service Provider representatives requested by either Party.

Section 11.03     Procedures Manual.
                  -----------------

         Within 60 days after the Effective Date, Service Provider shall deliver to TXU, in the form and scope agreed upon by TXU and Service Provider, a management procedures manual (the "Procedures Manual"). Service Provider shall periodically prepare and provide to TXU updates to the Procedures Manual to reflect any changes in the procedures described therein as soon as practicable after such changes are made. The Procedures Manual shall describe how Service Provider shall perform and deliver the Services under this Agreement. The Procedures Manual shall describe the activities Service Provider shall undertake in order to provide the Services including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken at facilities and by vendors that provide services of the type Service Provider shall provide under this Agreement. The Procedures Manual shall also include descriptions of the quality assurance procedures approved by TXU, Service Provider's problem management and escalation procedures, the information included in Table 1B of the Proposal, and the other standards and procedures of Service Provider pertinent to TXU's interaction with Service Provider in obtaining the Services. The Procedures Manual shall be suitable for use by TXU to understand the Services.

Section 11.04     Change Control Procedures.
                  -------------------------

         Prior to the Effective Date, Service Provider shall deliver to TXU, for its review and approval, the Change Control Procedures. Service Provider shall update the Change Control Procedures as necessary and shall provide such updated Change Control Procedures to TXU for its approval. The Change Control Procedures shall provide, at a minimum, that:

            (a) No Material Change shall be implemented without TXU's approval, except as may be necessary on a temporary basis to maintain the continuity of the Services.

            (b) With respect to all Material Changes, Service Provider shall (1) other than those Material Changes made on a temporary basis to maintain the continuity of the Services, schedule Material Changes so as not to interrupt TXU's business operations, (2) prepare and deliver to TXU each month a rolling schedule for ongoing and planned Material Changes for the next 3-month period and (3) monitor the status of Material Changes against the applicable schedule.

            (c) With respect to any Material Change made on a temporary basis to maintain the continuity of the Services, Service Provider shall document and provide to TXU notification of the Material Change no later than the next business day after the Material Change is made.

            (d) Prior to using any new Software or new Equipment to provide the Services, Service Provider shall verify that item has been properly installed, is operating in accordance with its specifications and is performing its intended functions in a reliable manner.

            (e) Service Provider shall move Software from test environments to production environments in a controlled and documented manner, so that no Material Changes are introduced into Software during such activity.

                                  ARTICLE XII

                               DISPUTE RESOLUTION

Section 12.01     Continuity of Services.
                  ----------------------

         Service Provider acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business, operations and prospects of TXU. Accordingly, in the event of a dispute between TXU and Service Provider, Service Provider shall continue to so perform its obligations under this Agreement and TXU shall continue to make undisputed payments during the resolution of such dispute unless and until this Agreement has expired or is terminated in accordance with its provisions and, in either case, all applicable Termination Assistance Periods have expired.

Section 12.02     Relationship Managers.
                  ---------------------

         All disputes arising under or related to this Agreement shall be considered in person or by telephone by the Relationship Managers within 10 days after receipt of a notice from either Party's Relationship Manager specifying the nature of the dispute (a "Dispute Notice"); provided, however, that a dispute relating to Article 7, Article 13, Article 14 or Article 25 shall not be subject to this Section. Unless the Relationship Managers otherwise agree, either Party may pursue its rights and remedies under this Agreement after the earlier of (1) the occurrence of such meeting or telephone conversation and (2) 10 days after receipt of the Dispute Notice.

Section 12.03     Governing Law; Venue; Waiver of Jury Trial.
                  ------------------------------------------

         THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN DALLAS COUNTY, TEXAS AND AGREE THAT ANY ACTION, SUIT OR PROCEEDING CONCERNING, RELATED TO OR ARISING OUT OF THIS AGREEMENT AND THE NEGOTIATION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS, AND THE PARTIES AGREE THAT THEY WILL NOT RAISE ANY DEFENSE OR OBJECTION OR FILE ANY MOTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM OR THE LIKE IN ANY CASE FILED IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS. THE PARTIES MUTUALLY AGREE THAT THIS AGREEMENT IS A "MAJOR TRANSACTION" WITHIN THE MEANING OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE SECTION 15.020 AND AS SUCH AGREE THAT ANY ACTION OR SUIT ARISING FROM THIS AGREEMENT SHALL BE BROUGHT IN DALLAS COUNTY, TEXAS, AND VENUE SHALL BE IN DALLAS COUNTY, DALLAS, TEXAS.

                                  ARTICLE XIII

                               PROPRIETARY RIGHTS

Section 13.01     TXU Software.
                  ------------

         TXU hereby grants to Service Provider during the Term and the Termination Assistance Period, and solely to provide the Services, a non-exclusive, non-transferable, limited right to have access to and Use (a) the TXU Proprietary Software, (b) the TXU Third Party Software, to the extent permissible under the applicable third party agreements and (c) any Related Documentation in TXU's possession on or after the Agreement Date, to the extent permissible under the applicable third party agreements. Service Provider may sublicense, to the extent permissible under the applicable third party agreements, to Service Provider Agents the right to have access to and Use the TXU Software solely to provide those Services that such Service Provider Agents are responsible for providing.

Section 13.02     Service Provider Software.
                  -------------------------

         (a) TXU shall have the right to approve all Software prior to Service Provider's use of such Software to provide the Services. Upon each anniversary of the Agreement Date, or within 10 days after TXU's request, Service Provider shall provide TXU with a list of all Software being used to provide the Services.

         (b) Effective upon the first use by the Service Provider of any Service Provider Software to provide the Services, Service Provider hereby grants to TXU a global, perpetual, irrevocable, fully paid-up, non-exclusive, non-transferable license to Use (a) the Service Provider Proprietary Software and (b) to the extent permissible under the applicable third party agreements, the Service Provider Third Party Software.

         (c) In the event Service Provider does not obtain TXU's approval prior to Service Provider's use of any Software as required by this Section, Service Provider shall obtain for TXU the rights set forth in this Section with respect such Software.

Section 13.03     Work Product.
                  ------------

         Literary works or other works of authorship created under this Agreement, including manuals, training materials and documentation, as well as any Developed Software and Related Documentation, ("Work Product") shall be a "work for hire" and shall be owned by TXU. TXU shall have all right, title and interest, including worldwide ownership of patent, copyright, trade secret and other proprietary rights, in, to and under the Work Product and all copies made therefrom. Service Provider hereby irrevocably assigns, transfers and conveys, and shall cause Service Provider Agents to assign, transfer and convey, to TXU without further consideration all of its and their right, title and interest in and to such Work Product, including all rights of patent, copyright, trade secret or other proprietary rights in such materials. Service Provider acknowledges, and shall cause Service Provider Agents to acknowledge, that TXU and the successors and permitted assigns of TXU shall have the right to obtain and hold in their own name all right, title and interest in, to and under the Work Product. Service Provider agrees to execute, and shall cause Service Provider Agents to execute, any documents or take any other actions as may be necessary, or as TXU may request, to perfect and protect TXU's ownership of the Work Product.

Section 13.04     Equipment

         TXU shall have the right to approve all Equipment prior to Service Provider's use of such Equipment to provide the Services. Upon each anniversary of the Agreement Date, or within 10 days after TXU's request, Service Provider shall provide TXU with a list of all Equipment being used to provide the Services.

Section 13.05     Upgrades to Software; Refresh of Service Provider Equipment.
                  -----------------------------------------------------------

         Service Provider shall upgrade Software and refresh Equipment in accordance with the Statement of Work.

                                  ARTICLE XIV

                            DATA AND CONFIDENTIALITY

Section 14.01     Ownership of TXU Data.
                  ---------------------

         All TXU Data is, or upon creation will be, and shall remain the property of TXU. Without TXU's approval (in its sole discretion), TXU Data shall not be (a) used by Service Provider or Service Provider Agents other than in connection with providing the Services, (b) disclosed, sold, assigned, leased, licensed or otherwise provided or made available in any manner to third parties by or through Service Provider or Service Provider Agents or (c) commercially or otherwise used or exploited by or on behalf of Service Provider or Service Provider Agents. Any archival tapes or other materials containing TXU Data shall be used by Service Provider and Service Provider Agents solely for back-up purposes. Service Provider hereby irrevocably assigns, transfers and conveys, and shall cause Service Provider Agents to assign, transfer and convey, to TXU without further consideration all of its and their right, title and interest in, to and under TXU Data. Upon request by TXU, Service Provider shall execute and deliver, and shall cause Service Provider Agents to execute and deliver, any documents that may be necessary or desirable under any Law to perfect, protect, preserve, or enable TXU to enforce, its rights with respect to TXU Data. Service Provider shall, and shall cause Service Provider Agents to, provide TXU with such assistance, information and cooperation as TXU may request to enable TXU to allow any client, person or entity to exercise any of its, his or her rights under Law in relation to the TXU Data.

Section 14.02     Return of Data.
                  --------------

         Upon request by TXU at any time, Service Provider shall (a) promptly return to TXU, in the format and on the media requested by TXU, all or any part of TXU Data and (b) erase or destroy all or any part of TXU Data in Service Provider's or Service Provider Agents' possession, in each case to the extent so requested by TXU.

Section 14.03     Data Security.
                  -------------

         Service Provider shall establish, implement and maintain safeguards and controls against the disclosure, access, destruction, loss, damage or alteration of TXU Data in the possession of Service Provider (the "Data Safeguards") that shall be no less rigorous than those TXU data security policies in effect as of the Agreement Date. Service Provider shall revise and maintain the Data Safeguards at TXU's request. In the event Service Provider intends to implement a change to the Data Safeguards (including pursuant to TXU's request), Service Provider shall notify TXU and, upon TXU's approval, implement such change. In the event Service Provider or Service Provider Agents discover or are notified of a breach or potential breach of the Data Safeguards, Service Provider shall immediately (a) notify the TXU Contract Manager of such breach or potential breach and (b) if the applicable TXU Data was in the possession of Service Provider or Service Provider Agents at the time of such breach or potential breach, Service Provider shall promptly (1) investigate and remediate the effects of the breach or potential breach and (2) provide TXU with assurance satisfactory to TXU that such breach or potential breach will not recur.

Section 14.04     General Confidentiality Obligations.
                  -----------------------------------

         Each Party acknowledges and agrees that title to and ownership and use rights of Confidential Information shall remain with the Party who disclosed the Confidential information, and that the Confidential Information disclosed in connection with this Agreement is confidential and proprietary and constitutes valuable trade secret information of the disclosing Party. All Confidential Information shall be held in confidence by the receiving Party to the same extent and in at least the same manner as the recipient protects its own Confidential Information. Neither TXU nor Service Provider shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party's consent. Each of TXU and

Service Provider shall, however, be permitted to disclose relevant aspects of the other's Confidential Information to its officers, directors, agents, professional advisors (including attorneys and consultants), contractors (including the Benchmarker), subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates, to the extent such disclosure is not independently restricted under any TXU Third Party Contracts, Private Consents or Governmental Consents and only to the extent that such disclosure is necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided, however, that the recipient shall take all reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees. The obligations in this Section shall not restrict any disclosure required under Law or by any Governmental Authority (provided that the receiving Party shall (a) notify the disclosing Party of any actual or threatened disclosure of which it has knowledge, of any legal compulsion of disclosure, and of any actual legal obligation of disclosure immediately upon becoming so obligated and (b) cooperate with the disclosing Party's reasonable, lawful efforts to resist, limit or delay disclosure at the disclosing Party's expense).

Section 14.05     Attorney-Client Privilege.
                  -------------------------

         Service Provider recognizes that it may participate in the creation of or obtain access to documents, data, databases and other information created by or for TXU and associated communications related thereto which are confidential attorney work product or subject to the attorney-client privilege (collectively, "Privileged Work Product"). Service Provider shall not intentionally reveal Privileged Work Product to third parties and Service Provider shall institute adequate safeguards to prevent the unintentional disclosure of Privileged Work Product to third parties. The only Security Staff who shall participate in the creation of and who may have access to Privileged Work Product shall be those for whom such access is necessary for the purpose of providing the Services. All Security Staff who will participate in the creation of or who will need access to Privileged Work Product shall first sign and deliver to TXU a confidentiality agreement satisfactory to TXU. Service Provider recognizes that Privileged Work Product has been prepared in anticipation of litigation and that Service Provider is performing the Services in respect of Privileged Work Product as an agent of TXU, and that all matters related thereto are protected from disclosure by Rule 26 of the United States Federal Rules of Civil Procedure and Rule 192.5 of the Texas Rules of Civil Procedure (or any similar Law in other jurisdictions). Should Service Provider ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, Service Provider shall (1) immediately notify TXU and (2) take such reasonable actions as may be specified by TXU to resist providing such access. TXU, at its sole option, shall have the right and duty to represent Service Provider in such resistance or to select and compensate counsel to so represent Service Provider or to reimburse Service Provider for reasonable attorneys' fees and expenses incurred in resisting such access.

Section 14.06     Unauthorized Acts.
                  -----------------

         Without limiting either Party's rights in respect of a breach of this Article, each Party shall:

            (a) promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party's Confidential Information by any person or entity that may become known to such Party;

            (b) promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof;

            (c) assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

            (d) cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and

            (e) promptly use its best efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

         Each Party shall bear the cost it incurs as a result of compliance with this Section; provided, however, the Party by or through whom the unauthorized possession, use or knowledge, or attempt thereof, occurred shall bear the costs the other Party incurs as a result of compliance with clauses (c), (d) and (e).

                                   ARTICLE XV

                               FEES AND INVOICING

Section 15.01     Fees Generally.
                  --------------

         (a) In consideration of Service Provider providing the Services, and in accordance with Section 15.02, TXU shall pay to Service Provider the Fees.

         (b) If Service Provider fails to provide the Services in accordance with this Agreement (including upon the occurrence of a Force Majeure Event), the Fees shall be reduced in a manner such that TXU is not responsible for the payment of any Fees for Services that TXU does not receive.

         (c) Except as expressly set forth in this Agreement, (1) there shall be no charges, fees, expenses, costs or other amounts payable by TXU in respect of Service Provider's performance of its obligations pursuant to this Agreement and
(2) all charges, fees, expenses, costs and other amounts relating to the Services (including those related to the acquisition, maintenance, enhancement, deployment, replacement, disposal and Use of the Software and Equipment) are included in the Fees and shall not be charged to or reimbursed by TXU.

Section 15.02     Payment and Invoices.
                  --------------------

         (a) On January 7, 2005 and every 14 days thereafter, TXU will pay to Service Provider by wire transfer an installment payment equal to one twenty-sixth (1/26) of the Designated Fees for the relevant Contract Year, less an amount equal to the product of the applicable installment payment multiplied by the At Risk Amount (the "Deducted Amount"). As part of the reconciliation of Service Level Credits and Service Level Credit Recovery pursuant to Exhibit 2, all non-recoverable Service Level Credits shall be credited by Service Provider against the sum of the Deducted Amounts subtracted from those Designated Fees payable in the month immediately preceding the month in which such reconciliation occurs. Any remaining total Deducted Amount shall be included in Service Provider's monthly invoice for the month in which such reconciliation occurs and shall be due and payable to Service Provider pursuant to Section 15.02(c). Any unused non-recoverable Service Level Credits shall be carried forward by Service Provider and credited against future Deducted Amounts as provided in this subsection.

         (b) In January 2005 Service Provider shall invoice TXU for the total amount of the Transition Fees, and such Fees shall be deducted from the total amount payable by Service Provider to TXU for the Assets purchased pursuant to
Section 3.13. The remaining amount owed TXU for the Assets purchased pursuant to
Section 3.13 shall be credited against the Deducted Amounts for January 2005.

         (c) Except as provided in Section 15.02(a) in respect of the Designated Fees and Section 15.02(b) in respect of the Transition Fees, all Fees will be invoiced by Service Provider each month in arrears, and any undisputed Fees shall be due and payable to Service Provider within 30 days after the later of
(1) the end of the month in which Service Provider provided the Services or (2) the date that TXU receives Service Provider's invoice.

Section 15.03     Time of Payment.
                  ---------------

         Any undisputed sum due Service Provider pursuant to this Agreement for which payment is not otherwise specified shall be due and payable 30 days after receipt by TXU of an invoice from Service Provider.

Section 15.04     Detailed Invoices.
                  -----------------

         Service Provider shall render a single consolidated invoice for each month's charges, showing such details as reasonably specified by TXU including as necessary to satisfy TXU's internal accounting and chargeback requirements.

Section 15.05     Adjustments to Fees.
                  -------------------

         There shall be no periodic adjustments to the Fees other than the adjustments expressly set forth in Exhibit 3.

Section 15.06     Rights of Set-Off.
                  -----------------

         With respect to any amount that (a) should be reimbursed to TXU or (b) is otherwise payable to TXU pursuant to this Agreement, TXU may deduct the entire amount owed to TXU against the Fees or against other amounts owed by TXU to Service Provider under this Agreement.

Section 15.07     Proration.
                  ---------

         Except as expressly set forth in this Agreement, any periodic Fees under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

Section 15.08     Unused Credits.
                  --------------

         Any unused credits against future payments owed to either Party by the other pursuant to this Agreement shall be paid to the applicable Party within 30 days after the earlier of the expiration or termination of this Agreement.

Section 15.09     Refundable Items; Prepaid Expenses.
                  ----------------------------------

         In the event Service Provider receives during the Term any refund, credit or other rebate (including deposits) in connection with a TXU Third Party Contract or the Assets that is attributable to periods prior to the Effective Date or for which TXU retained financial responsibility after the Effective Date, then Service Provider shall promptly (a) notify TXU of such refund, credit or rebate and (b) pay to TXU the full amount of such refund, credit or rebate. Service Provider shall reimburse TXU for all prepaid amounts related to the Services.

Section 15.10     Most Favored Customer.
                  ---------------------

         Service Provider's Gross Margin shall be at least as low as Service Provider's lowest gross profit margin obtained in connection with similar services to Service Provider's best customer. Upon TXU's request, Service Provider shall notify TXU that this Section has not been contradicted by any transaction entered into by Service Provider since the later of (a) the Agreement Date or (b) the date of the most recent notice provided by Service Provider pursuant to this Section. If Service Provider is unable to provide such notice because of a transaction entered into by Service Provider contradicting this Section, Service Provider shall provide to TXU a reduction in the Fees so that Service Provider's Gross Margin shall equal the gross profit margin obtained in connection with any such transaction.

                                  ARTICLE XVI

                                      TAXES

Section 16.01     Taxes.
                  -----

         (a) The Fees paid to Service Provider are inclusive of any applicable sales, use, gross receipts, excise, value-added, withholding, personal property or other taxes attributable to periods on or after the Agreement Date based upon or measured by Service Provider's cost in acquiring or providing equipment, materials, supplies or services furnished or used by Service Provider in performing or furnishing the Services, including all personal property and sales or use taxes, if any, due on the Service Provider Equipment. In the event that a sales, use, excise, gross receipts or services tax is assessed on the provision of the Services by Service Provider to TXU or on Service Provider's charges to TXU under this Agreement, however levied or assessed, Service Provider shall bear and be responsible for and pay the amount of any such tax. Service Provider shall be responsible for and shall pay or reimburse TXU for the amount of any new taxes or incrementally higher rates on existing taxes. To the extent that any sales, use, gross receipts, excise, value-added or services tax is required by Law to be separately identified in Service Provider's billings to TXU, Service Provider shall separately identify the tax and assume any and all responsibility for non-compliance, including tax, interest and penalty assessments.

         (b) TXU and Service Provider shall each bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property.

         (c) TXU and Service Provider shall cooperate to segregate the Fees into the following separate payment streams (1) those for taxable Services, (2) those for nontaxable Services, (3) those for which a sales, use or other similar tax has already been paid, and (4) those for which Service Provider functions merely as a paying agent for TXU in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax; provided, however, that in no instance shall TXU be responsible for any taxes, however designated or levied, in respect of any Developed Software or any Services provided to create any Developed Software. In addition, each of TXU and Service Provider shall cooperate with the other to more accurately determine a Party's tax liability and to minimize such liability, to the extent legally permissible. Each of TXU and Service Provider shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party.

                                  ARTICLE XVII

                                     AUDITS

Section 17.01     Services.
                  --------

         Upon notice from TXU, (a) Service Provider and Service Provider Agents shall provide TXU, TXU Agents and any of TXU's regulators, accountants and auditors (collectively, "TXU Auditors") with access to, and any assistance and information that they may require with respect to, the Service Locations, Systems and Services to enable TXU Auditors to: (1) examine all records and materials of Service Provider and Service Provider Agents pertaining to the Service Locations, Systems and Services, including an examination of the operation of Service Provider Equipment; (2) take extracts from any records and materials, redacted to remove references to matters other than those under this Agreement; (3) visit and inspect Service Provider's and Service Provider's Agent's premises; (4) interview the Security Staff and any other relevant employees and contractors of Service Provider and Service Provider Agents regarding the Service Locations, Systems and Services; (5) run computer programs and perform any other functions necessary for control assessment and/or investigations; (6) verify the security and integrity of TXU Confidential Information; (7) examine the systems that process, store, support and transmit TXU Confidential Information; and (8) examine Service Provider's performance of the Services including, to the extent applicable to the Services and to the charges therefor, audits of practices and procedures, systems, general controls (e.g., organizational controls and access controls), security practices and procedures and disaster recovery procedures, as necessary to enable TXU to confirm Service Provider's compliance with this Agreement and Law and (b) Service Provider shall, and shall cause Service Provider Agents to, provide to TXU Auditors all assistance required to enable TXU to comply with Law. At TXU's request, Service Provider shall furnish TXU Auditors with (x) an inventory of all of Service Provider's internal and external audit reports as they pertain to the Services, (y) the rating of each audit report and (z) the rating schedule applicable to each audit report. Furthermore, Service Provider shall promptly notify TXU of all material changes to Service Provider's control environment or changes to or breaches of Service Provider's security policies and procedures, to the extent the foregoing pertain to the Services. If TXU identifies to Service Provider that any audit of Service Provider identifies a bona fide problem in Service Provider's control environment or security policies and procedures, then, at TXU's request, Service Provider shall promptly correct such problem. If any audit by TXU Auditors results in Service Provider being notified that Service Provider or Service Provider Agents are not in compliance with any

Law or audit requirement, Service Provider shall, and shall cause Service Provider Agents to, promptly take actions to comply with such Law or audit requirement. Service Provider shall bear the costs of any such response that is
(a) required by a Law or audit requirement relating to Service Provider's business or (b) necessary due to Service Provider's noncompliance with any Law or audit requirement imposed on Service Provider. To the extent the costs are not payable by Service Provider pursuant to the preceding sentence, TXU shall bear the costs of any such compliance that is (1) required by any Law or audit requirement relating to TXU's business or (2) necessary due to TXU's noncompliance with any Law or audit requirement imposed on TXU.

Section 17.02     Fees.
                  ----

         Upon notice from TXU, Service Provider shall provide TXU Auditors with access to such records and supporting documentation as may be requested by TXU Auditors to audit the Fees charged to TXU to determine if such Fees are accurate and in accordance with this Agreement. If, as a result of such audit, TXU determines that Service Provider has overcharged TXU, TXU shall notify Service Provider of the amount of such overcharge and Service Provider shall promptly pay to TXU the amount of the overcharge, plus Interest calculated from the date of receipt by Service Provider of the overcharged amount until the date of payment to TXU. In addition, if any such audit reveals an overcharge to TXU of 5% or more of a particular fee category, Service Provider shall, at TXU's option, issue to TXU a credit for the cost of such audit and the subsequent audit against the Designated Fees or reimburse TXU for the cost of such audit and the subsequent audit.

Section 17.03     Record Retention.
                  ----------------

         During the Term and for a period of seven years thereafter, Service Provider shall retain records and supporting documentation sufficient to document the Services and the Fees paid or payable by TXU under this Agreement in accordance with TXU's then-current record retention procedures, as in effect from time to time and, at a minimum, Service Provider shall (a) maintain an inventory, index and status of all records so as to allow retrieval within a reasonable period of time and (b) maintain records in secure on-site or off-site locations which provide at a minimum for secure storage protecting against unauthorized access and protecting against fire, moisture and destruction. Service Provider shall also comply with its own record maintenance and retention policies (including as they relate to destruction of records) to the extent more stringent or more protective to TXU than the procedures in the immediately preceding sentence, and Service Provider shall make its policies available to TXU upon reasonable notice.

Section 17.04     Facilities.
                  ----------

         Service Provider shall provide to TXU Auditors on Service Provider's premises (or, if the audit is being performed of a Service Provider Agent, the Service Provider Agent's premises if necessary), space, office furnishings (including lockable cabinets), telephone and facsimile services, utilities and office-related equipment and duplicating services as TXU Auditors may require to perform the audits described in this Article.

                                 ARTICLE XVIII

                                    INSURANCE
                                      -34-

Section 18.01     Insurance.

         During the Term and the Termination Assistance Period, and for a period of two years thereafter, Service Provider shall obtain and maintain at its own cost, and require Service Provider Agents to obtain and maintain at their own cost or Service Provider's cost, insurance of the type and in the amounts set forth below.

            (a) Employers' Liability and Workers' Compensation Insurance:

               (1) Statutory Worker's Compensation including occupational disease in accordance with Laws of the State of Texas or the Laws of the state of jurisdiction, as applicable.

               (2) Employer's Liability Insurance with minimum limits of
            $3,000,000 per employee by accident/$3,000,000 per employee by disease/$3,000,000 policy limit by disease (or, if higher, the policy limits required by applicable Law).

            (b) Primary Commercial General Liability Insurance (including coverage for Contractual Liability assumed by Service Provider under this Agreement, Premises-Operations, Completed Operations--Products, Independent Contractors, and explosion, collapse, and underground property damage hazards) providing coverage for bodily injury, personal injury and property damage, with minimum limits of not less than $3,000,000 per occurrence.

            (c) Comprehensive Automobile Liability Insurance including coverage for all owned, non-owned, leased, and hired vehicles providing coverage for bodily injury and property damage liability with combined single limits of not less than $3,000,000 per occurrence.

            (d) Excess Public Liability Insurance over and above the Employers' Liability, Commercial General Liability and Comprehensive Automobile Liability Insurance coverage, with a minimum of $3,000,000 per occurrence. Coverage must "drop down" for exhausted aggregate limits under the coverages referenced in Sections 18.01(b) and 18.01(c) above.

            (e) Professional Liability (also known as Errors and Omissions Liability) Insurance covering acts, errors and omissions arising out of Service Provider's operations or the Services in an amount not less than $3,000,000 per claim.

            (f) Comprehensive Crime Insurance, including Employee Dishonesty and Computer Fraud Insurance and Third Party coverage for acts committed against TXU covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Service Provider Agents, acting alone or with others, in an amount not less than $3,000,000 per occurrence.

            (g) All Risk Property insurance coverage in an amount not less than the higher of the (1) fair market value, (2) TXU's book value and (3) replacement cost of TXU Equipment used by Service Provider at Service Provider Service Locations.

            (h) Such other insurance as may be required by law or regulation, or based on reasonable industry custom or practice.

         The foregoing insurance limits shall not limit recoveries should Service Provider's available insurance proceeds be greater than the limits so specified. The required insurance coverages can be satisfied by any combination of primary and excess coverage. The foregoing insurance coverages shall be primary and non-contributing with respect to any other insurance or self-insurance which may be maintained by Service Provider, and will state each insured is provided coverage as though a separate policy had been issued to each, except the insurer's liability will not be increased beyond the amount for which the insurer would have been liable had only one insured been covered Only one deductible will apply per occurrence regardless of the number of insureds involved in the occurrence. Service Provider shall be responsible for any deductibles or retentions. To the extent that the policies provided hereunder include aggregates applicable to coverage limits, the first $3,000,000 of liability insurance will limit coverage to the Services and Service Provider's performance under this Agreement. All insurers shall have an A.M. Best rating of at least "A" (or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency) and be at least a Financial Size Category VIII as both criteria are defined in the most current publication of A.M. Best's Key Rating, and/or have a Standard & Poor Insurance Solvency Review of at least "A-". Such policies shall provide for the investigation, defense and satisfaction (by settlement or otherwise) of any liability, claim, loss, cost, expense or fee asserted against, or incurred by, TXU or any TXU Indemnitee, all at no cost to TXU or the TXU Indemnitees. In addition, such policies shall indicate that the insurer provides the primary insurance for any covered claims under this Agreement. Service Provider shall ensure that the Service Provider Agents, if any, maintain insurance coverages as specified in this Section 18.01 or are endorsed as additional insureds on all required Service Provider coverages.

Section 18.02     Insurance Documentation.
                  -----------------------

         To the extent third party insurance is obtained or maintained pursuant to Section 18.01, Service Provider shall, within 14 days of the Agreement Date and thereafter upon TXU's request, furnish to TXU certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverages referenced in Section 18.01, and shall name TXU as an additional insured under the Commercial General Liability, Comprehensive Automobile Liability and Excess Public Liability policies, and as a loss payee under the All Risk Property policy. TXU's review of certificates or policies will not be construed as accepting any deficiencies in Service Provider's insurance coverage or relieve Service Provider of its obligations under this Article. Any deficiencies in the insurance to be provided by Service Provider Agents will be the responsibility of Service Provider. Such certificates or other documentation shall include a provision whereby 30 days' notice must be received by TXU prior to coverage cancellation or material alteration of the coverage by either Service Provider or Service Provider Agents or the applicable insurer. Such cancellation or material alteration shall not relieve Service Provider of its continuing obligation to maintain insurance coverage in accordance with this Article.

                                  ARTICLE XIX

                         REPRESENTATIONS AND WARRANTIES

Section 19.01     By TXU.
                  ------

         TXU represents and warrants that:
                                      -36-

            (a) TXU is a corporation duly incorporated, validly existing and in good standing under the Laws of Texas;

            (b) TXU has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

            (c) the execution, delivery and performance of this Agreement by TXU has been duly authorized by TXU;

            (d) TXU is duly licensed, authorized and qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on TXU's ability to fulfill its obligations under this Agreement;

            (e) TXU is in compliance with all Laws applicable to TXU and has obtained all Governmental Consents required of TXU in connection with its obligations under this Agreement;

            (f) there is no outstanding litigation, arbitrated matter or other dispute to which TXU is a party which, if decided unfavorably to TXU, would have a material adverse effect on Service Provider's or TXU's ability to fulfill their respective obligations under this Agreement; and

            (g) the TXU Proprietary Software set forth in Exhibit 6 does not infringe upon the proprietary rights of any third party.

Section 19.02     By Service Provider.

         Service Provider represents and warrants that:

            (a) Service Provider is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware;

            (b) Service Provider has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

            (c) the execution, delivery and performance of this Agreement by Service Provider (1) has been duly authorized by Service Provider and
         (2) will not conflict with, result in a breach of or constitute a default under and other agreement to which Service Provider is a party or by which Service Provider is bound;

            (d) Service Provider is duly licensed, authorized and qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Service Provider's ability to fulfill its obligations under this Agreement;

            (e) Service Provider is in compliance with all Laws applicable to Service Provider and has obtained all Governmental Consents and Private Consents required of Service Provider in connection with its obligations under this Agreement;

            (f) Service Provider owns and/or Controls its Affiliates and has contractual relationships with each of the Supplier Agents, and shall ensure that all Affiliates of Service Provider and all Supplier Agents comply with all the terms and conditions and (as applicable) obligations contained in this Agreement;

            (g) Service Provider has not disclosed any Confidential Information of TXU;

            (h) there is no outstanding litigation, arbitrated matter, consent, order or other dispute to which Service Provider is a party which, if decided unfavorably to Service Provider, would have a material adverse effect on TXU's or Service Provider's ability to fulfill their respective obligations under this Agreement;

            (i) the Services shall be provided in a good, timely, professional and workmanlike manner using personnel who are fully familiar with the Systems, tools, materials, processes and procedures to be used to deliver the Services and with due care and skill, diligence and at a level equivalent to industry best practices and standards;

            (j) the Service Provider Software does not infringe upon the proprietary rights of any third party;

            (k) Service Provider has the capacity, expertise and ability in terms of resources, know-how and personnel to provide the Services;

            (l) Service Provider shall use commercially reasonable efforts to efficiently use the resources or services necessary to provide the Services;

            (m) Service Provider shall use commercially reasonable efforts to perform those Services utilizing chargeable resources in a cost-effective manner consistent with the required level of quality and performance; and

            (n) neither it nor any person or entity associated in any manner with Service Provider shall (i) provide or offer any compensation or benefit of any type, including any gift or gratuity, other than advertising mementos of nominal value or reasonable business meals and business entertainment, to any TXU employee, (ii) maintain or establish any undisclosed business affiliation that could constitute or give the appearance of a conflict with the interests of any TXU Company or (iii) except to the extent expressly provided for in this Agreement, attempt to act on behalf of or, in any manner, seek to represent TXU.

Section 19.03     DISCLAIMER.
                  ----------

         EXCEPT AS SPECIFIED IN THIS ARTICLE, SET FORTH IN EXHIBIT 1 OR OTHERWISE SET FORTH IN WRITING WITH REGARD TO THE SERVICES AFTER THE AGREEMENT DATE, NEITHER TXU NOR SERVICE PROVIDER MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE DESIGNATED SERVICES OR THE SYSTEMS AND EACH EXPLICITLY DISCLAIMS ALL

OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE WITH REGARD TO THE DESIGNATED SERVICES.

                                   ARTICLE XX

                              ADDITIONAL COVENANTS

Section 20.01     By TXU.
                  ------

         TXU covenants and agrees with Service Provider that:

            (a) TXU shall comply with all Laws and shall obtain, maintain and comply with all Governmental Consents required of TXU in connection with its obligations under this Agreement, in each case except where the failure to do so would not have a material adverse affect effect on TXU's ability to perform its obligations under this Agreement; and

            (b) the TXU Proprietary Software set forth in Exhibit 6 shall not infringe upon the rights (including proprietary rights) of any third party (except as may have been caused by Service Provider or Service Provider Agents).

Section 20.02     By Service Provider.
                  -------------------

         Service Provider covenants and agrees with TXU that:

            (a) Service Provider shall comply with all Laws and shall obtain, maintain and comply with all Governmental Consents and Private Consents required of Service Provider in connection with its obligations under this Agreement, in each case except where the failure to do so would not have a material adverse effect on Service Provider's ability to perform its obligations under this Agreement;

            (b) the Services shall be provided in a good, timely, professional and workmanlike manner using personnel who are fully familiar with the Systems, tools, materials, processes and procedures to be used to deliver the Services and with due care and skill, diligence and at a level equivalent to industry best practices and standards;

            (c) none of the Services, Systems, Work Product, Service Provider Software, Service Provider Equipment, any enhancements or modifications to the TXU Software or TXU Equipment performed by Service Provider or Service Provider Agents, or any other resources or items provided by Service Provider or Service Provider Agents, shall infringe upon the rights (including proprietary rights) of any third party (except as may have been caused by TXU or TXU Agents);

            (d) Service Provider shall provide the Services in compliance with all applicable TXU Requirements; and

            (e) If Service Provider knows or becomes aware of any facts or circumstances contrary to the representations and the warranties made in Section 19.02(n), Service Provider shall immediately notify TXU and provide sufficient information for TXU to take appropriate protective or corrective actions, and agrees to cooperate fully with TXU in any related investigation undertaken by TXU. If requested by TXU, Service Provider agrees to require its employees to execute an ethics/non-disclosure agreement, with content reasonably acceptable to TXU, at any time.

                                  ARTICLE XXI

                                   INDEMNITIES

Section 21.01     Indemnity by TXU.
                  ----------------

         TXU shall indemnify and defend Service Provider and hold Service Provider harmless from and against all Losses suffered, incurred or sustained by Service Provider or to which Service Provider becomes subject, resulting from, arising out of or relating to, directly or indirectly, any claim:

            (a) that the TXU Proprietary Software infringes upon the rights (including proprietary rights) of any third party (except as may have been caused by Service Provider or Service Provider Agents);

            (b) relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by TXU under this Agreement;

            (c) asserted by any employee or former employee of TXU, including any Transitioned Employee, attributable to any period during which such employee was employed by TXU and arising out of TXU's employment of that employee including claims relating to (i) a violation of Law for the protection of persons or members of a protected class or category of persons by TXU or TXU Agents, including unlawful discrimination,
         (ii) any work-related injury or death caused by TXU or TXU Agents, except to the extent the claim may be covered by a workers' compensation plan, (iii) accrued employee benefits not expressly assumed or provided for by Service Provider, (iv) any representations, oral or written, made by TXU or TXU Agents to the Affected Employees and (v) any other aspect of the Affected Employees' employment relationship with TXU or termination of such employment relationship with TXU (including claims for breach of an express or implied contract of employment); and

            (d) relating to any amounts, including taxes, interest and penalties, assessed against Service Provider which are the obligation of TXU pursuant to Article 16.

         TXU shall indemnify Service Provider from any costs incurred in connection with the enforcement of this Section.

Section 21.02     Indemnities by Service Provider.
                  -------------------------------

         (a) Service Provider shall indemnify and defend TXU and the TXU Indemnitees, and hold them harmless from and against all Losses suffered, incurred or sustained by any Service Provider employees or any Service Provider Agent or any employee of any Service Provider Agent, resulting from, arising out of or relating to, directly or indirectly, this Agreement, the Services, or Work Product, Equipment or other materials to be supplied by Service Provider and Service Provider Agents, including, but not limited to, claims arising out of or resulting from (1) any condition of the premises, (2) separate operations being conducted on the premises, or (3) the imperfection or defective condition, whether latent or patent, of any material or Equipment sold, supplied, or furnished by TXU and/or the TXU Indemnitees; and further, IT IS THE EXPRESS INTENT OF THE PARTIES THAT, FOR THE PURPOSES OF THIS SUBSECTION, LOSSES, AND SERVICE PROVIDER'S OBLIGATIONS TO DEFEND, PROTECT, INDEMNIFY, AND HOLD HARMLESS, WILL INCLUDE, BUT NOT BE LIMITED TO, LOSSES ARISING OUT OF OR RESULTING FROM TXU'S OR ANY TXU INDEMNITEE'S SOLE OR CONCURRENT (1) NEGLIGENCE, (2) GROSS NEGLIGENCE, (3) STRICT LIABILITY, OR (4) OTHER FAULT OF ANY NATURE.

         (b) For all Losses, except those Losses suffered by any Service Provider employee or any Service Provider Agent or any employee of any Service Provider Agent within the scope of Section 21.02(a), Service Provider shall indemnify and defend TXU and the TXU Indemnitees, and hold them harmless from and against all Losses suffered, incurred or sustained by TXU or any TXU Indemnitee, or to which TXU or any TXU Indemnitee becomes subject, resulting from, arising out of or relating to, directly or indirectly, this Agreement, the Services, or Work Product, Equipment or other materials to be supplied by Service Provider and Service Provider Agents, including, but not limited to, claims arising out of or resulting from (1) any condition of the premises, or
(2) separate operations being conducted on the premises, or (3) the imperfection or defective condition, whether latent or patent, of any material or Equipment sold, supplied, or furnished by TXU and/or the TXU Indemnitees; and further, IT IS THE EXPRESS INTENT OF THE PARTIES THAT, FOR THE PURPOSES OF THIS SUBSECTION, LOSSES, AND SERVICE PROVIDER'S OBLIGATIONS TO DEFEND, PROTECT, INDEMNIFY, AND HOLD HARMLESS, WILL INCLUDE, BUT NOT BE LIMITED TO, LOSSES ARISING OUT OF OR RESULTING FROM TXU'S OR ANY TXU INDEMNITEE'S CONCURRENT (1) NEGLIGENCE, (2) STRICT LIABILITY, OR (3) OTHER FAULT OF ANY NATURE.

         (c) Service Provider shall indemnify and defend TXU and the TXU Indemnitees, and hold them harmless from and against all Losses suffered, incurred or sustained by TXU or any TXU Indemnitee, or to which TXU or any TXU Indemnitee becomes subject, resulting from, arising out of or relating to, directly or indirectly, any claims asserted by any employee or former employee of TXU, including any Transitioned Employee, attributable to any period during which such employee was employed by Service Provider and arising out of Service Provider's employment of that employee including claims relating to (1) a violation of Law for the protection of persons or members of a protected class or category of persons by Service Provider or Service Provider Agents, including unlawful discrimination, (2) any work-related injury or death caused by Service Provider or Service Provider Agents, except to the extent the claim may be covered by a workers' compensation plan, (3) accrued employee benefits not expressly retained or provided for by TXU, (4) any representations, oral or written, made by Service Provider or Service Provider Agents to TXU's employees, including the Affected Employees and (e) any other aspect of the Affected Employees' employment relationship with Service Provider or the termination of the employment relationship with Service Provider (including claims for breach of an express or implied contract of employment).

         (d) Service Provider shall indemnify TXU and the TXU Indemnitees from any costs incurred in connection with the enforcement of this Section. Service Provider hereby waives, and shall cause its insurance companies to waive, any right to recover from TXU or any TXU Indemnitee for any damages arising from claims falling within the scope of the indemnities set forth in this Section 21.02, and Service Provider hereby waives, and shall cause its insurance companies to waive, any defense it or they may have by virtue of the workers' compensation Laws of any state.

Section 21.03     Indemnification Procedures.
                  --------------------------

         If any third party claim is commenced against a party entitled to indemnification under Section 21.01 or Section 21.02 (the "Indemnified Party"), notice thereof shall be given by the Indemnified Party to the other Party (the "Indemnifying Party") as promptly as practicable. Any delay by the Indemnified Party in providing such notice shall not limit the Indemnifying Party's obligations pursuant to Section 21.01 or Section 21.02 except to the extent of any Losses caused by such delay. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than 10 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys approved in advance by the Indemnified Party (which approval shall not be unreasonably withheld) to handle and defend the same, at the Indemnifying Party's cost. If the Indemnifying Party shall fail to take timely action to defend any such claim, then any Indemnified Party can defend such claim at the cost of the Indemnifying Party. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. The Indemnifying Party shall keep the Indemnified Party advised of the progress of any such claim. No settlement of a claim by the Indemnifying Party shall be entered into without the prior written approval of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees and expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its cost, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost of the Indemnifying Party.

Section 21.04     Subrogation.
                  -----------

         With respect to any claim for which a Party is entitled to indemnification from the other Party pursuant to Section 21.01 or Section 21.02, the Indemnified Party shall only be entitled to seek, or actually seek, indemnification from the Indemnifying Party if, prior to seeking such indemnification, the Indemnified Party agrees that the Indemnifying Party shall be subrogated to the rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates. In addition, every insurance policy carried by Service Provider as required under this Agreement shall include a provision denying to the insurer subrogation rights against TXU and the TXU Indemnitees.

                                  ARTICLE XXII

                                     DAMAGES

Section 22.01     Consequential Damages.
                  ---------------------

         Neither TXU nor Service Provider shall be liable to the other in contract, tort or on any other basis for, nor will the measure of direct damages include, any indirect, incidental, special, consequential, punitive or exemplary damages of any nature, including loss of revenue, income, profits, savings or customer goodwill arising out of or relating to its performance or failure to perform under this Agreement.

Section 22.02     Exclusions.
                  ----------

         The limitations and exculpations set forth in Section 22.01 shall not apply to (a) the failure of (1) TXU to make payments or (2) Service Provider to issue credits (including Service Level Credits) or accept deferrals of payments or otherwise make payments due under this Agreement, (b) indemnification claims as set forth in Section 21.02, (c) breaches of Article 14, (d) costs of obtaining replacement services in the event of a termination pursuant to Section 23.04(a), or (e) liability resulting from the gross negligence or willful misconduct of a Party.

Section 22.03     Certain Equitable Remedies.
                  --------------------------

         Subject to the immediately succeeding sentence, it is specifically understood and agreed that any breach of this Agreement by the Service Provider may result in irreparable injury to TXU, that the remedy at law alone may be an inadequate remedy for such breach and that, in addition to any other remedy for such breach, TXU shall be entitled to seek to enforce the specific performance of this Agreement through both temporary and permanent injunctive relief, without the necessity of proving actual damages, and without limitation of the rights to recover such damages. Notwithstanding anything to the contrary contained in this Agreement or under Law, Service Provider specifically understands and agrees that any breach of Article 7, Article 13, Article 14 or
Article 25 by the Service Provider will result in irreparable injury to TXU, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy for such breach, TXU shall be entitled to enforce the specific performance of this Agreement through both temporary and permanent injunctive relief, without the necessity of proving actual damages, and without limitation of the rights to recover such damages.

Section 22.04     Damages Examples.
                  ----------------

         The following shall be considered direct damages (and shall not be considered consequential damages) to the extent they result from a Party's failure to fulfill its obligations in accordance with this Agreement:

            (a) costs of implementing a workaround in respect of a failure to provide the Services;

            (b) costs of replacing lost or damaged Equipment and Software and any other materials;

            (c) costs and expenses incurred to procure the Services from an alternate source; and

            (d) straight time, overtime, or related expenses incurred by TXU Group, including overhead allocations for employees, wages and salaries of additional personnel and similar charges incurred due to the failure of Service Provider to provide the Services or incurred in connection with (a) through (c) above.

                                 ARTICLE XXIII

                                   TERMINATION

Section 23.01     Termination for Convenience.
                  ---------------------------

         TXU may terminate this Agreement, in whole or in part, for convenience effective as of any date by giving Service Provider notice of the termination at least 90 days prior to the termination date specified in the notice.

Section 23.02     Termination for Change in Control of TXU.
                  ----------------------------------------

         Upon the earlier of any public or general announcement of the intent for a Change in Control of TXU or an actual Change in Control of TXU, TXU may terminate this Agreement in whole by giving Service Provider notice of the termination at least 90 days prior to the termination date specified in the notice. TXU may upon becoming aware that such Change in Control will not occur, rescind its notice of termination provided pursuant to this Section.

Section 23.03     Termination for Change in Control of Service Provider.
                  -----------------------------------------------------

         Upon the earlier of any public or general announcement of the intent for a Change in Control of Service Provider or an actual Change in Control of Service Provider, TXU may terminate this Agreement in whole by giving Service Provider notice of the termination at least 30 days prior to the termination date specified in the notice. TXU may upon becoming aware that such Change in Control will not occur, rescind its notice of termination provided pursuant to this Section.

Section 23.04     Termination for Cause.
                  ---------------------

         (a) Without limiting, obviating or qualifying any other termination rights TXU may have under this Agreement or Law, if Service Provider defaults in the performance of any of its material obligations (or repeatedly defaults in the performance of any of its other obligations) under this Agreement which is capable of being cured and does not cure such default within 30 days (the "Service Provider Default Cure Period") after receipt of a notice of default from TXU (the "Service Provider Default Notice"), then TXU may, by giving notice to Service Provider, terminate this Agreement, in whole or in part, as of the termination date specified in the Service Provider Default Notice. Notwithstanding the foregoing, TXU may immediately terminate this Agreement, in whole or in part, in the event Service Provider defaults in the performance of any of its material obligations (or repeatedly defaults in the performance of any of its other obligations) under this Agreement which is not capable of being cured.

         (b) If TXU fails to make undisputed payments due to Service Provider under this Agreement and does not cure such default within 30 days (the "TXU Default Cure Period") after receipt of a notice of default from Service Provider (the "TXU Default Notice"), then Service Provider may terminate this Agreement in whole by giving TXU notice of the termination at least 90 days prior to the termination date specified in the Notice.

Section 23.05     Specific Termination Events.
                  ---------------------------

         (a) If Service Provider fails to provide (a) any Service and does not within 48 hours after receipt of a notice from TXU with respect to such failure, cure such failure or, if such failure cannot be cured within 48 hours, provide TXU with a workaround that allows TXU to receive such Service at no additional cost or (b) any Service more than two times in any consecutive 365-day period during the Term, then TXU may, upon notice to Service Provider, terminate this Agreement, in whole or in part, as of the termination date specified in the notice.

         (b) If Service Provider fails to perform in accordance with the Minimum Service Level for the same Service Level for three consecutive months or during any four months of any six consecutive month period during the Term, TXU may, upon notice to Service Provider, terminate this Agreement, in whole or in part, as of the termination date specified in the notice.

         (c) If the non-recoverable Service Level Credits incurred exceed 15% of the total Designated Fees payable by TXU in any 90-day period, TXU may, upon notice to Service Provider, terminate this Agreement, in whole or in part, as of the termination date specified in the notice.

         (d) If Service Provider ceases to provide, or to offer to provide, services substantially similar to any of the Services to customers that are not Affiliates of Service Provider, TXU may, upon notice to Service Provider, terminate this Agreement, in whole or in part, as of the termination date specified in the notice.

         (e) Service Provider shall not permit the occurrence of a Service Provider Divestiture.

         (f) Nothing in this Section shall be deemed to limit, obviate or qualify TXU's right to terminate this Agreement pursuant to Section 23.04(a) or TXU's ability to make monetary claims in connection with a termination by TXU of this Agreement, including a termination claim based upon Service Provider's failure to meet any Service Levels. If TXU believes that it has grounds to terminate this Agreement for Service Provider's material default, TXU may rely on the failure to meet any Service Levels as a material default and may seek monetary damages notwithstanding and net of any amounts recovered as a Service Level Credit.

Section 23.06     Termination for Insolvency.
                  --------------------------

         In the event that Service Provider:

            (a) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

            (b) shall (i) apply or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Title 11 of the United States Code, 11 U.S.C. Sections 101 - 1330, as amended (the "Bankruptcy Code"), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing;

                                      -45-
         then TXU may, by giving notice thereof to Service Provider, terminate this Agreement as of the date specified in such termination notice.

Section 23.07     Other Terminations.
                  ------------------

         In addition to the provisions of this Article, TXU may terminate this Agreement as expressly provided in this Agreement or under Law.

                                  ARTICLE XXIV

                                TERMINATION FEES

Section 24.01     Calculation of Termination Fees.
                  -------------------------------

         Set forth in Exhibit 3 are the only termination fees that would be payable to Service Provider if this Agreement is terminated pursuant to Section 23.01.

Section 24.02     Partial Termination Fee Adjustment.
                  ----------------------------------

         If TXU terminates a portion of the Services pursuant to Section 23.01 or any other provision of this Agreement, then the termination fees and the Fees shall be adjusted in accordance with Exhibit 3, or in the absence of any provisions in Exhibit 3, the termination fees and the Fees shall be equitably reduced.

Section 24.03     Termination Fees.
                  ----------------

         Except as otherwise specifically set forth in this Article, no termination fees or other amounts shall be payable by TXU in connection with any termination of this Agreement.

                                  ARTICLE XXV

                             TERMINATION ASSISTANCE

Section 25.01     Termination Assistance Services.
                  -------------------------------

         Service Provider shall, upon TXU's request during a Termination Assistance Period, provide the Termination Assistance Services. There shall be no charge for the Termination Assistance Services to the extent that resources included in the Fees being paid by TXU to Service Provider can be used to provide the Termination Assistance Services. To the extent the resources included in the Fees being paid by TXU to Service Provider cannot be used to provide the Termination Assistance Services, such Termination Assistance Services shall be provided at Service Provider's rates then in effect for such services immediately prior to the occurrence of the Assistance Event. The quality and level of Services during a Termination Assistance Period shall not be degraded and Service Provider shall provide the Termination Assistance Services without causing any material disruptions to the business of TXU.

Section 25.02     Hiring of Security Staff.
                  ------------------------

         Upon the occurrence of an Assistance Event, with respect to each then-current member of the Security Staff performing any of the Services that are implicated by such Assistance Event (each an "Affected Security Staff Member"), Service Provider shall (a) not terminate, reassign or otherwise remove from the Security Staff any Affected Security Staff Member until after the end of the applicable Termination Assistance Period and (b) to the extent not prohibited by Law: (1) provide TXU with each Affected Security Staff Member's name, position and title and a description of job responsibilities and compensation package; (2) provide TXU and its designees full access to such Affected Security Staff Members; and (3) allow TXU and its designees to meet with, solicit and hire such Affected Security Staff Members. With the exception of the Service Provider Relationship Manager, Service Provider shall waive any restrictions that may prevent or hinder the Affected Security Staff Members from being hired by TXU or its designees. Notwithstanding the foregoing, TXU may not hire the Service Provider Relationship Manager for a period of two years after the expiration or any termination of this Agreement in its entirety.

Section 25.03     Termination Rights.
                  ------------------

         (a) As soon after the occurrence of an Assistance Event as the applicable Software is no longer necessary for the provision of the Services, the rights granted to Service Provider and Service Provider Agents in Section
13.01 shall immediately terminate and Service Provider shall, and shall cause Service Provider Agents to, (i) deliver to TXU, at no cost to TXU, a current copy of the applicable TXU Software in the form in use as of such date and (ii) destroy or erase all other applicable copies of the TXU Software in Service Provider's or Service Provider Agents' possession. Service Provider shall, upon TXU's request, certify to TXU that all such copies have been destroyed or erased.

         (b) Upon TXU's request after the occurrence of an Assistance Event:

               (1) Service Provider shall deliver to TXU a copy of the applicable Service Provider Software, in the form then in use, and TXU shall have the rights described in Section 13.02;

               (2) with respect to the Service Provider Third Party Software that Service Provider is then using to provide the applicable Services, Service Provider shall transfer, assign or sublicense such Service Provider Third Party Software to TXU or its designee;

               (3) Service Provider shall (i) deliver to TXU a copy of all of the Work Product in the form then in use and (ii) destroy or erase all other applicable copies of the Work Product in Service Provider's possession;

               (4) with respect to (i) any applicable agreements for any Service Provider Equipment not owned by Service Provider then being used by Service Provider or Service Provider Agents to provide the Services and
         (ii) the applicable Assigned Contracts (not otherwise covered in the immediately preceding clause (i)), Service Provider shall, and shall cause Service Provider Agents to, transfer or assign such agreements to TXU or its designee, on terms and conditions acceptable to all applicable parties;

               (5) Service Provider shall sell to TXU or its designee (i) the applicable Service Provider Equipment then being used by Service Provider or Service Provider Agents solely to perform the Services and
         (ii) any applicable Assets transferred by TXU to Service Provider or Service Provider Agents (not otherwise covered in the immediately preceding clause (i)), as the same may have been repaired, modified or upgraded and free and clear of all liens, security interests or other encumbrances at the lesser of the fair market value, as shall be determined by an agreed-upon appraisal, and the book value; and

               (6) Service Provider shall promptly return to TXU all Confidential Information of TXU and/or erase or destroy all other Confidential Information of TXU in Service Provider's possession. Service Provider shall, upon TXU's request, certify to TXU that all such Confidential Information as been destroyed or erased.

Section 25.04     Termination Assistance Services Upon Partial Termination.
                  --------------------------------------------------------

         If there is a partial termination of this Agreement, or a resourcing or insourcing under this Agreement, then Section 25.02 and Section 25.03 shall apply only with respect to those Affected Security Staff Members referred to in
Section 25.02 and those resources and other items referred to in Section 25.03, which are associated with the Services being terminated, insourced or resourced. As soon as possible after the occurrence of an Assistance Event, Service Provider shall notify TXU of any such Affected Security Staff Members, resources or other items that are necessary for the continued provision of the Services and that cannot be replaced by Service Provider, in which case TXU and Service Provider shall agree on, or failing prompt agreement TXU shall specify, an appropriate allocation of such Affected Security Staff Members, resources and other items.

                                  ARTICLE XXVI

                            MISCELLANEOUS PROVISIONS

Section 26.01     Assignment.
                  ----------

         (a) This Agreement and the rights, obligations and remedies hereunder (including any amounts to be paid or received hereunder) shall not be assignable or transferable by either Party (including by operation of Law) without the prior consent of the other Party (to be given in its sole discretion), except that TXU may assign and transfer this Agreement to an Affiliate or pursuant to a reorganization or Change in Control of TXU without such consent. Upon TXU's assignment of this Agreement, TXU shall be released from all obligations and liability under this Agreement. The consent of a Party to any assignment of this Agreement shall not constitute such Party's consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection shall be void.

         (b) Upon a TXU Divestiture, and only at TXU's request, Service Provider shall, for the remaining duration of the Term, continue to provide the Services to the entities or business units that are the subject of the TXU Divestiture at the Fees and Service Levels and other terms and conditions in effect under this Agreement.

Section 26.02     Notices.
                  -------

         Except as otherwise expressly specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgments, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given immediately when sent by telecopy to the telecopy number specified below or immediately when delivered by hand to the address specified below, five days following deposit of the notice into the

United States mail, or one business day following delivery by express overnight delivery service. A copy of any such notice shall also be sent by express overnight delivery on the date such notice is transmitted by telecopy to the address specified below:

         In the case of TXU:

                TXU ELECTRIC DELIVERY COMPANY
                1601 Bryan Street
                Dallas, Texas 75201
                Fax: 214-812-5551
                Attention:  Manager of Corporate Security

         With a copy to:

                TXU ELECTRIC DELIVERY COMPANY
                1601 Bryan Street
                Dallas, Texas  75201
                Fax:  214-812-1313
                Attention:  General Counsel

         and

         In the case of Service Provider:

                SYSTEMS GROUP GOVERNMENT SERVICES, INC.
                1901 North Akard
                Dallas, Texas  75201
                Fax:  214-922-7098
                Attention:  President

         Either Party may change its address or telecopy number for notification purposes by giving the other Party 30 days' notice of the new address or telecopy number and the date upon which it will become effective.

Section 26.03     Counterparts.
                  ------------

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

Section 26.04     Relationship.
                  ------------

         (a) The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either TXU or Service Provider partners, joint venturers, principals, agents (except as expressly set forth in Section 14.05) or employees of the other. No officer, director, employee, agent, affiliate or contractor retained by Service Provider to perform work on TXU's behalf under this Agreement shall be deemed to be an employee, agent or contractor of TXU. Neither Party shall have any right, power or authority, express or implied, to bind the other.

         (b) Service Provider acknowledges the need to obtain appropriate insurance coverage for its benefit at least at the minimum levels set forth herein, and waives any rights to recover from TXU for any injuries incurred while working as an independent contractor. Neither Service Provider nor any Service Provider Agent, including any officer, director, employee, agent, affiliate or contractor retained by Service Provider or any Service Provider Agent to perform work on TXU's behalf under this Agreement, will be entitled to any of the benefits received by employees of TXU, including benefits regarding workers' compensation, medical, health and life insurance benefits, retirement or savings plans, profit sharing and 401(k) participation, associate discounts, stock purchase plans, stock options, vacation, holiday and other time-off benefits or any other employee benefits. To the extent that Service Provider or any Service Provider Agent, or any officer, director, employee, agent, affiliate or contractor retained by Service Provider or any Service Provider Agent, become eligible for any benefit programs maintained by TXU, Service Provider hereby waives its right to participate in such programs, and shall cause each of its Service Provider Agents to do the same.

Section 26.05     Consents, Approvals and Requests.
                  --------------------------------

         Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

Section 26.06     Severability.
                  ------------

         If any provision of this Agreement (or any portion thereof) or the application of any such provision (or portion thereof) to any person or circumstance is held to be invalid, illegal or otherwise unenforceable in any respect by a court of competent jurisdiction or arbitrators, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

Section 26.07     Delays; Waivers.
                  ---------------

         Except where an express time frame is set forth in this Agreement, no delay or omission by either Party to exercise any right, remedy or power it has under this Agreement shall impair or be construed as a waiver of such right, remedy or power. A waiver by any Party of any breach or covenant in this Agreement shall not be construed to be a waiver of any other or succeeding breach or covenant. All waivers must be signed by the Relationship Manager of the Party waiving its rights.

Section 26.08     Remedies Cumulative.
                  -------------------

         No right or remedy under operation of Law or herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under Law, whether now or hereafter existing.

Section 26.09     Entire Agreement.
                  ----------------

         This Agreement and the Exhibits to this Agreement, that certain Assignment and Assumption Agreement between the Parties and dated as of the Agreement Date, and that certain Bill of Sale, Assignment and Assumption Agreement between the Parties and dated as of the Agreement Date represent the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

Section 26.10     Amendments.
                  ----------

         No amendment or supplement to this Agreement shall be valid unless in writing and signed by the Relationship Managers. No amendment, supplement or agreement subsequent to the Agreement Date shall amend this Agreement unless it explicitly states an intention to do so.

Section 26.11     Survival.
                  --------

         The terms of Article 1, Article 13, Article 14, Article 17, Article 18,
Article 21, Article 22, Article 24, Article 25, Article 26 and Section 12.03 shall survive the expiration or any termination of this Agreement.

Section 26.12     Third Party Beneficiaries.
                  -------------------------

         This Agreement is for the sole benefit of the Parties and their permitted assigns and each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties and their permitted assigns; provided, however, that Service Provider acknowledges and agrees that (1) TXU shall be entitled to assert actions and claims against Service Provider on behalf of all entities, units and members of the TXU Group that have received Services as if such entities, units and members of the TXU Group were express third party beneficiaries of this Agreement, (2) direct damages suffered by each entity, unit and member of the TXU Group arising out of or relating to Service Provider's performance or failure to perform under this Agreement shall be deemed to be the direct damages of TXU and (3) the damages suffered by each entity, unit and member of the TXU Group of the type contemplated by Section
22.02 shall be deemed to be damages of TXU under Section 22.02; provided, further, that if any Law nullifies or limits the results intended by the immediately preceding proviso, each adversely affected entity, unit and member of the TXU Group shall be considered an express third party beneficiary of this Agreement and shall be entitled to assert actions and claims directly against Service Provider as if such entity, unit and member of the TXU Group were a party to this Agreement.

Section 26.13     Covenant of Further Assurances.
                  ------------------------------

         TXU and Service Provider covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of TXU and Service Provider shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

Section 26.14     Negotiated Terms.
                  ----------------

         The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

Section 26.15     Incorporation and References.
                  ----------------------------

         In this Agreement and the Exhibits to this Agreement:

               (a) the Exhibits to this Agreement are hereby incorporated into and deemed part of this Agreement and all references to this Agreement shall include the Exhibits to this Agreement;

               (b) references to an Exhibit, Section or Article shall be to such Exhibit to, or Section or Article of, this Agreement unless otherwise provided;

               (c) references to any Law shall be to such Law in changed or amended form or to a newly adopted Law replacing a prior Law; and

               (d) references to the words "including, "includes" or "include" or the abbreviation "e.g." shall mean "including, without limitation."

Section 26.16     Headings.
                  --------

         The Table of Contents, Table of Exhibits, and Article and Section headings are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

Section 26.17     Interpretation of Documents.
                  ---------------------------

         Except as otherwise expressly set forth in the body of this Agreement or in any of the Exhibits, in the event of a conflict between the provisions in
Article 1 through Article 26 and any provision contained in any Exhibit, the provisions in Article 1 through Article 26 shall prevail.

Section 26.18     Non-Solicitation.
                  ----------------

         Except as contemplated by Section 3.12, during the Term and a Termination Assistance Period and for a period of 24 months thereafter, Service Provider shall not solicit or hire any individual while that individual is an employee of TXU. In addition, Service Provider shall not solicit or hire any individual within 24 months of such individual no longer being an employee of TXU if such employee ceases employment with TXU prior to termination or expiration of this Agreement.

Section 26.19     Publicity.
                  ---------

         Each Party shall (a) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party's name or mark is mentioned or which contains language from which the connection of said name or mark may be inferred or implied and (b) not publish or use such advertising, sales promotions, press releases or publicity matters, use the other Party as a reference or list the other Party as a customer or vendor, as applicable, without the other Party's consent; provided, however, that the preceding shall not apply to filings which are required by Law or Regulatory Requirements.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, each of TXU and Service Provider has caused this Agreement to be signed and delivered by its duly authorized representative.

                          TXU ELECTRIC DELIVERY COMPANY


                          By:  ____________________________________
                               Name: Tom Baker
                               Title:  Chairman and Chief Executive Officer



                          SYSTEMS Group Government Services Inc.

                          By:______________________________________
                             Name: Brenda S. Lagow
                             Title: President